Exhibit 2.2

EXECUTION VERSION

FOUNDERS AGREEMENT

by and among:

SB FOUNDATION HOLDINGS LP,

a Cayman Islands exempted limited partnership;

FORTRESS INVESTMENT GROUP LLC,

a Delaware limited liability company;

FIG CORP.,

a Delaware corporation;

FIG ASSET CO. LLC,

a Delaware limited liability company; and

THE SELLERS PARTY HERETO

Dated as of February 14, 2017

FOUNDERS AGREEMENT		4

SECTION 1.	DEFINITIONS	5

1.1	Certain Terms	5
1.2	Other Capitalized Terms	14

SECTION 2.	TRANSACTIONS	15

2.1	Advancement of Parent Loan	16
2.2	Repayment of PH Buyer Note	16
2.3	Purchase and Sale of PH Units	16
2.4	PH Buyer Distribution	16
2.5	Merger	16
2.6	Capital Contribution to OP Buyer	16
2.7	Purchase and Sale of OP Units	17
2.8	Payments	17

SECTION 3.	CLOSING	17

3.1	Purchase Price	17
3.2	Closing	19
3.3	Closing Deliveries	19
3.4	Withholding	21
3.5	Unwind	21

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	21

4.1	Authority; Binding Nature of Agreement	21
4.2	No Conflict or Violation	21
4.3	Title	22
4.4	No Proceedings	22
4.5	No Consents	22
4.6	Brokers and Finders	22
4.7	Misrepresentations	22
4.8	FEP	22

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF PARENT	22

5.1	Due Organization	22
5.2	Authority; Binding Nature of Agreement	23
5.3	Non-Contravention; Consents	23
5.4	Ownership of Parent	23
5.5	No Broker	24
5.6	Equity Commitment Letter; Equity Financing; Sufficiency of Funds; Guarantee	24
5.7	Legal Proceedings	25
5.8	No Other Representations or Warranties	25

i

(continued)

ii

(continued)

Annexes

Annex A – Sellers and Purchased Interests

Annex B – Sellers’ Investments

Exhibits

Exhibit A – PCP Amendment

Disclosure Schedules

Disclosure Schedule A – Permitted Activities

Disclosure Schedule B – Purchase Price Allocation Principles and Calculation of Escrowed Purchase Price

Disclosure Schedule C – Terms of Ancillary Benefits

Disclosure Schedule D – FEP Ownership

iii

FOUNDERS AGREEMENT

THIS FOUNDERS AGREEMENT (this “Agreement”) is made as of February 14, 2017 by and among SB Foundation Holdings LP, a Cayman Islands exempted limited partnership (“Parent”), Fortress Investment Group LLC, a Delaware limited liability company (the “Company”), FIG Corp., a Delaware corporation (“OP Buyer”), FIG Asset Co. LLC, a Delaware limited liability company (“PH Buyer”, and together with OP Buyer, the “Buyers”), Wesley R. Edens, an individual (“Principal Seller A”), the Persons listed on Annex A under the heading “Seller Group A” (collectively with Principal Seller A, “Seller Group A”), Peter L. Briger, Jr., an individual (“Principal Seller B”), the Persons listed on Annex A under the heading “Seller Group B” (collectively with Principal Seller B, “Seller Group B”), Randal A. Nardone, an individual (“Principal Seller C” and, together with Principal Seller A and Principal Seller B, the “Principal Sellers”), and the Persons listed on Annex A under the heading “Seller Group C” (collectively with Principal Seller C, “Seller Group C” and, collectively with the Principal Sellers and the other Persons in Seller Group A and Seller Group B, the “Sellers” and each individually a “Seller”). Capitalized terms used but not otherwise defined herein shall have their respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, Parent, Foundation Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof, as the same may be amended in accordance with the terms thereof (such agreement, as so amended, being referred to herein as the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company in the merger, in accordance with the terms thereof and subject to the conditions set forth therein (the “Merger”);

WHEREAS, each Seller owns (i) the number of OP Units set forth opposite such Seller’s name on Annex A hereto (such Seller’s “Purchased OP Units”) and (ii) the number of PH Units set forth opposite such Seller’s name on Annex A hereto (such Seller’s “Purchased PH Units”, and together with such Seller’s Purchased OP Units, such Seller’s “Purchased Interests”), which represent all of the issued and outstanding OP Units and PH Units held by each such Seller as of the date hereof;

WHEREAS, the PH Buyer desires to purchase, and each Seller desires to sell, the Purchased PH Units (such purchase, the “PH Unit Purchase”) in exchange for each such Seller’s PH Consideration (as defined below);

WHEREAS, the OP Buyer desires to purchase, and each Seller desires to sell, the Purchased OP Units (such purchase, the “OP Unit Purchase”, and together with the PH Unit Purchase, the “Unit Purchases”) in exchange for each such Seller’s OP Consideration (as defined below);

WHEREAS, at the Founders Closing (as defined below), the PH Buyer shall purchase the Purchased PH Units from the Sellers and the OP Buyer shall purchase the Purchased OP Units from the Sellers;

WHEREAS, on the date hereof, each of the Principal Sellers, on the one hand, and FIG LLC, a Delaware limited liability company (“FIG LLC”), on the other hand, have executed and delivered those certain Amended and Restated Employment, Non-Competition and Non-Solicitation Agreements, to effective as of the Founders Closing (the “Employment Agreements”); and

WHEREAS, on the date hereof, the Principal Sellers and the Buyers have executed and delivered a waiver (the “TRA Waiver”), effective as of the Founders Closing, waiving certain rights the Principal Sellers have under the terms of that certain Amended and Restated Tax Receivable Agreement, dated as of February 1, 2007, by and among the Buyers, the Principal Sellers and the other parties thereto (the “TRA”), effective as of the consummation of the Unit Purchases.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. DEFINITIONS.

1.1 Certain Terms. For purposes of this Agreement:

“Additional Reinvestment Period” means, with respect to a Seller, in the event that the Principal Seller that is in such Seller’s Seller Group is employed by the Company and its Subsidiaries as of the fourth (4th) anniversary of the Founders Closing, the period from such date until the first to occur of (i) the fifth (5th) anniversary of the Founders Closing, (ii) the termination from employment by the Company and/or its Subsidiaries of the Principal Seller that is in such Seller’s Seller Group for any reason, (iii) resignation by the Principal Seller that is in such Seller’s Seller Group from employment with the Company and/or its Subsidiaries with Good Reason or by reason of death or Disability (as defined in the Employment Agreements), or (iv) such earlier date as Parent may determine in writing; provided, that, notwithstanding the foregoing, in the case of a resignation by the Principal Seller that is in such Seller’s Seller Group from employment with the Company and/or its Subsidiaries with Good Reason with respect to which an Additional Investment Period Dispute Notice has been submitted, the Additional Reinvestment Period shall be extended until the matter that was the subject of such Additional Reinvestment Period Dispute Notice has been resolved.

“Alternative Credit Segment” means the portion of the Company’s Business that manages (i) credit hedge funds and (ii) credit private equity funds, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed February 25, 2016, and as may further evolve over time, including as a result of the Developing Business with respect thereto.

“Applicable Segment” means, with respect to each of Principal Seller A and Principal Seller C, the Permanent Capital/Private Equity Segment, and with respect to Principal Seller B, the Alternative Credit Segment.

“Business” means the business of raising, managing, investing the assets of and/or making investments in private equity funds, hedge funds, publicly traded alternative investment vehicles, managed accounts and other alternative asset investment vehicles.

“Business Opportunity” shall include, but not be limited to, business opportunities which the Company, its controlled Affiliates, any Foundation Fund or any Managed Account is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which any such Person has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Sellers or any of their Related Parties will be brought into conflict with that of any of the Company or its controlled Affiliates, any Foundation Fund or any Managed Account; provided, that in no event shall a Business Opportunity include any Permitted Investments.

“Cause” means, with respect to any Principal Seller, (i) the willful engaging by such Principal Seller in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to the Company or its Subsidiaries other than the Foundation Funds and their Subsidiaries, (y) to the reputation of such Principal Seller, the Company or any of its Subsidiaries other than the Foundation Funds and their Subsidiaries, or (z) to the Company’s material funds or businesses, or (ii) conviction of a felony or guilty or nolo contendere plea by such Principal Seller with respect thereto, or (iii) a material breach by such Principal Seller of the non-competition or non-solicitation covenants provided in Section 6.3, Section 6.4, or Section 6.5 hereof or such Principal Seller’s Employment Agreement, if either (a) such breach is curable, and following receipt of a notice of such breach (1) such Principal Seller does not immediately cease all actions (or take all necessary and appropriate actions, in the case of any failure to act) that resulted in such breach and (2) all adverse consequences resulting from such breach are not cured within sixty (60) calendar days, or (b) such breach is not curable within sixty (60) calendar days. For purposes of Section 6.1, no act or failure to act on the part of such Principal Seller shall be considered “willful” unless it is done, or omitted to be done, by such Principal Seller in bad faith or without reasonable belief that such Principal Seller’s action or omission was in the best interests of the Company or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by such Principal Seller in good faith and in the best interests of the Company. The ability of the Company Board (or analogous body of a Subsidiary of the Company at which such Principal Seller is employed) to terminate the employment of a Principal Seller shall not be restricted, but such cessation shall not be deemed to be for Cause unless and until there shall have been delivered to such Principal Seller (A) subject to the opportunity to cure, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company Board (other than the Principal Seller whose conduct is at issue) at a meeting of the Company Board called and held for such purpose (after reasonable notice is provided to such Principal Seller and such Principal Seller is given an opportunity, together with counsel, to be heard before the Company Board), finding that in the good faith opinion of the Company Board, such Principal Seller is guilty of the conduct constituting Cause and specifying the particulars thereof in detail; provided, that, for the avoidance of doubt, such resolution, vote and finding shall not, in and of itself, be binding or dispositive in connection with any dispute between the Company and such Principal Seller as to whether the cessation of employment of such Principal

Seller was for Cause, and (B) to the extent such determination is challenged by such Principal Seller within ten (10) Business Days following receipt of a copy of such resolution, a copy of a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 that the Principal Seller committed an action constituting Cause hereunder. For the avoidance of doubt, nothing herein shall prohibit the Company or its Subsidiaries from terminating or suspending any Principal Seller from his employment prior to receipt of a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 adjudicating the question of whether such Principal Seller committed an action constituting Cause.

“Company Board” means the board of directors (or similar governing body) of the Company and the board of directors, or similar governing body, of any permitted successor Entity of the Company.

“Company Vehicles” means Foundation Funds, other than any investment funds, accounts or other investment vehicles sponsored, managed or controlled by Logan Circle Partners, L.P.

“Compensation Methodology” means, with respect to the determination and award of compensation, the following:

From and after the Founders Closing, the Company Board shall have final approval over all material compensation decisions, including the allocation of incentive fees, percentages of Foundation Funds, or NOR (as defined in the PCP Amendment or any similar plan) of permanent capital vehicles and awarding of discretionary bonuses (but excluding, for the avoidance of doubt, allocations made or awarded prior to the Founders Closing). Principal Seller A and Principal Seller C shall make a joint, written recommendation to the Company Board about the material compensation decisions within their Segment. Principal Seller B shall make a written recommendation to the Company Board about the material compensation decisions within his Applicable Segment. The Principal Sellers shall collectively make a written recommendation to the Company Board about the material compensation decisions with respect to the executive officers of the Company. If the Company Board makes any material changes to the recommendation (or joint recommendation, as applicable) of the Principal Seller(s), and if such recommendation presented to the Company Board was consistent with past practices (both with respect to the individuals for whom compensation was changed and in the aggregate), then such material changes shall constitute a violation of clauses (d), (e) or (f), as applicable, of the definition of Good Reason. For these purposes, the determination of “consistent with past practices” shall consider, among other factors, the manner in which the Company and its Subsidiaries compensated its employees in periods of declining financial performance due to market conditions, the manner in which the Company and its Subsidiaries provided substantial rewards for significant outperformance, and, with respect to any individual, customary increases associated with promotions and seniority.

“Competing Business” means any business (other than the Business or Developing Business of the Company, its successors or assigns or Affiliates) which (i) raises, manages, invests the assets of and/or makes investments in private equity funds, hedge funds, publicly traded alternative investment vehicles, managed accounts or other alternative asset investment vehicles, or the Persons who manage, advise or own such investment vehicles, (ii) makes investments of the type being made at any time during the term of a Principal Seller’s Employment Agreement (or during the period of such Principal Seller’s employment) by the Company or any Affiliate, (iii) otherwise competes in any fashion with the Business, or (iv) otherwise competes with, makes investments contemplated by or provides services contemplated by the Developing Business; provided, that a Competing Business shall not include (I) the Company or its Subsidiaries, (II) an Estate Planning Entity, (III) a Seller Investment Entity, (IV) a Family Office (in the case of each of clause (II) – (IV), so long as such Persons do not engage in any activities that the applicable Seller would be prohibited from doing directly), or (V) Permitted Investments.

“Developing Business” means the engagement in expansion of the Company’s and its Affiliates’ business by developing new investment strategies, investment vehicles, business concepts and services.

“Election Period” means a single period of ten (10) Business Days during which the applicable offeree of a Business Opportunity pursuant to and in accordance with Section 6.8 may consider such Business Opportunity and must notify the presenting Person of its respective decision thereon, or such longer period as may be mutually agreed in writing by the Presenting Seller and the Company (with the approval of the Company Board).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Escrow Amount” means the proceeds of the Escrowed Purchase Price deposited in a Seller’s Escrow Account pursuant to Section 3.3(a)(vii) and Section 3.3(c)(iv), as such amount may be adjusted over time, including as a result of any Initial Reinvestment Period Expiration Release.

“Estate Planning Entity” means with respect to any Person, any trust or other Entity created for estate planning purposes, which is in all material respects for the benefit of such Person and/or such Person’s Family Members;

“Existing Foundation Fund” means any Foundation Fund existing as of the date of the Founders Closing.

“Family Office” means a Person established by a Principal Seller to manage the investments, business affairs, estate planning, philanthropic or charitable interests of such Principal Seller, his Family Members or any Estate Planning Entity of any of the foregoing.

“FEP” means Fortress Equity Partners, L.P., a Foundation Fund.

“Foundation Funds” means any investment fund or other collective investment vehicle that is a distinct Entity (including any general or limited partnership, corporation, trust or limited liability company, and including each separate portfolio or series of any of the foregoing and whether or not dedicated to a single investor) or managed account, in each case (a) sponsored or controlled by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries acts as the principal investment adviser, investment manager, collateral manager, general partner, managing member, manager or in a similar capacity.

“Founder Matters” means, with respect to a Principal Seller with responsibility for an Applicable Segment, the supervision and authority over the day-to-day management, operations and affairs of such Applicable Segment, in the ordinary course of business in a manner consistent with the practice of the Acquired Companies prior to the Founders Closing, of the following: (i) the investment of the capital of the Foundation Funds included in such Applicable Segment and the process of evaluating any investment opportunities in connection therewith, (ii) the hiring and termination of, and, subject to the Compensation Methodology, allocation of compensation for, all employees of the Applicable Segment and executive officers of the Company (other than (A) the termination of any such employee for cause or (B) with respect to any Principal Seller or any Family Member of any Principal Seller), (iii) the creation of new products of the Business with respect to such Applicable Segment, but in all cases subject to and consistent with the Governance Framework.

“Founders Ancillary Agreements” means any agreement, instrument, certificate or document entered into pursuant to the terms of this Agreement.

“Good Reason” means:

(a) with respect to any Principal Seller, the occurrence of any of the following, in each case without such Principal Seller’s written consent: (i) a reduction in such Principal Seller’s Base Salary (as defined in such Principal Seller’s Employment Agreement); (ii) a reduction in such Principal Seller’s incentive opportunities under the Second Amended and Restated Fortress Investment Group LLC Principal Compensation Plan, effective as of the Founders Closing, as amended; (iii) a reduction in such Principal Seller’s ancillary benefits (e.g., family office overhead expense) below the level consistent with past practice, subject to Disclosure Schedule C; (iv) a relocation of such Principal Seller’s principal place of employment to a different metropolitan area than the metropolitan area in which it is currently located; (v) a material diminution in such Principal Seller’s title, authority, duties, or responsibilities, including in the case of Principal Seller A, as head of the Permanent Capital/Private Equity Segment, Principal and Co-Chief Executive Officer of the Company and a member of the Company Board, in the case of Principal Seller B, as head of the Alternative Credit Segment, Principal and Co-Chief Executive Officer and a member of the Company Board, and in the case of Principal Seller C, as a Principal of the Company and a member of the Company Board, in each case as in effect prior to the consummation of the Transactions (other than temporarily while such Principal Seller is physically or mentally incapacitated or as required by applicable law) (“Supervisory Authority”), it being understood that neither the consummation of the Transactions nor the Company Board directing such Principal Seller to implement lawful Company Board decisions which are not in conflict with the Founder Matters, shall constitute a material diminution in such Principal Seller’s title, authority, duties or responsibilities; (vi) failure to appoint such Principal Seller to a board of directors (or similar governing body), if any, of any Subsidiary of the Company or on any of the respective committees thereof (in each case, to the extent permitted by Legal Requirements), unless waived in writing by such Principal Seller; provided, that any committee may recuse a Principal Seller from participating in any session that, in the reasonable discretion of the Company Board (or similar governing body of the applicable Subsidiary), would create an actual conflict of interest by reason of such Principal Seller’s presence (e.g., a session concerning such Principal Seller’s compensation); (vii) a breach by the Company of any payment obligation to such Principal Seller under the TRA, as amended by the TRA Waiver, or any other material breach by the Company of any term of the TRA with respect to such Principal Seller, as amended by the TRA Waiver; (viii) a material breach by Parent, the Company or any of the Buyers of Section 6.1(d); or (ix) amending, modifying or terminating the Principal Compensation Plan in any way adverse to such Principal Seller at any time;

(b) with respect to any Principal Seller, without the prior written consent of such Principal Seller, (i) any direct or indirect acquisition of beneficial ownership by any one or more Persons (other than Softbank Group Corp. and its controlled Affiliates), individually or in the aggregate, of 65% or more of the outstanding securities representing economic or voting rights of the Company or any of its Subsidiaries (including whether effected by merger, consolidation, sale of equity, or otherwise), (ii) failure of the majority of the members of the Company Board to be comprised collectively of (A) Principal Seller A, Principal Seller B and Principal Seller C and (B) designees of Softbank Group Corp. or its controlled Affiliates, or (iii) subject to the rights of the Sellers hereunder and subject to the rights of the Principal Sellers in the Employment Agreements, the failure of the Principal Sellers and Softbank Group Corp. or its controlled Affiliates to possess, directly or indirectly, the power to direct or cause the direction of management or policies the Company or any of its Subsidiaries;

(c) a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(d) with respect to Principal Seller A, a material diminution of or interference with such Seller’s supervision and authority over the Founder Matters of his Applicable Segment (other than, in each case, as a result of any disagreement between Principal Seller A and Principal Seller C, but, for the avoidance of doubt, not excluding any subsequent or related action by the Company Board);

(e) with respect to Principal Seller B, a material diminution of or interference with such Seller’s supervision and authority over the Founder Matters of his Applicable Segment; and

(f) with respect to Principal Seller C, a material diminution of or interference with such Seller’s supervision and authority over the Founder Matters of his Applicable Segment (other than, in each case, as a result of any disagreement between Principal Seller A and Principal Seller C, but, for the avoidance of doubt, not excluding any subsequent or related action by the Company Board);

provided, that, in each case of the foregoing clause “(a)”, clause “(b)”, clause “(c)”, clause “(d)”, clause “(e)” and clause “(f)”, the applicable Principal Seller or Principal Sellers delivers written notice to the Company of within sixty (60) calendar days of such Principal Seller having actual knowledge of such occurrence stating that Good Reason has occurred and such occurrence is not cured within the sixty (60) calendar day period (if curable under the circumstances) following receipt of such notice by the Company; and provided further, that such Principal Sellers resigns from his employment with the Company or its Subsidiary within sixty (60) days following (x)

the expiration of the Company’s sixty (60) day cure period, if curable, and (y) the delivery of such notice to the Company, if not curable, it being understood and agreed that in no event shall such Principal Seller be required to resign from his employment with the Company or its Subsidiary solely by reason of delivering a notice to the Company that Good Reason has occurred. For the avoidance of doubt, a temporary suspension of a Principal Seller’s employment for Cause (after receipt of a copy of a duly authorized resolution of the Company Board described in the definition of “Cause”), pending receipt of a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6, shall not be considered “Good Reason”. The ability of a Principal Seller to resign from his employment by the Company or any of its Subsidiaries shall not be restricted, but, to the extent the Company objects to the existence of Good Reason within ten (10) Business Days following receipt of notice by the applicable Principal Seller, such resignation shall not be deemed to be with Good Reason, unless and until there shall have been delivered to Parent a copy of a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 that an occurrence constitutes Good Reason hereunder. Notwithstanding the delivery of notice by such Principal Seller to the Company stating that Good Reason has occurred, such Principal Seller shall be entitled to remain employed by, and not terminate such Principal Seller’s employment with, the Company or its Subsidiary both (x) pending the resolution of any dispute regarding the existence of Good Reason and (y) following the resolution of any such dispute if it is ultimately determined that Good Reason did not exist, in which case such Principal Seller shall be deemed not to have resigned.

“Governance Framework” means (i) the overarching business strategy and budgets (including an investment budget for balance sheet capital commitments and investments made by the Company and its Subsidiaries), as determined and approved in each case by the Company Board, other than with respect to Permitted Capital Commitments and the formation of Permitted Funds; (ii) compliance with (A) all applicable Legal Requirements, (B) internal policies and procedures adopted in good faith by the Board (in each case, other than such policies or procedures which contradict or materially interfere with the Supervisory Authority of each Principal Seller, including as to Permitted Capital Commitments, the formation of Permitted Funds and the Compensation Methodology), and (C) all agreements with Clients and Fund Documents; and (iii) all material decisions made by such Principal Seller that pose a material actual conflict of interest, other than the operation of FEP in the ordinary course, shall be adequately disclosed and approved by the Company Board. For the avoidance of doubt, except as expressly provided herein, the Company Board retains the power to control the strategic direction and decisions of the Company and its Subsidiaries.

“Initial Reinvestment Period” means, with respect to a Seller, the period from the Founders Closing until (1) the first to occur of (i) the fourth (4th) anniversary of the Founders Closing, (ii) the termination from employment by the Company and/or its Subsidiaries of the Principal Seller that is in such Seller’s Seller Group for any reason, (iii) resignation by the Principal Seller that is in such Seller’s Seller Group from employment with the Company and/or its Subsidiaries with Good Reason or by reason of death or Disability (as defined in the Employment Agreements), or (iv) such earlier date as Parent may determine in writing; provided, that, notwithstanding the foregoing, in the case of a resignation by the Principal Seller that is in such Seller’s Seller Group from employment with the Company and/or its Subsidiaries with Good Reason with respect to which an Initial Investment Period Dispute Notice has been submitted, the Initial Reinvestment Period shall be extended until the matter that was the subject of such Initial Reinvestment Period Dispute Notice has been resolved.

“OP Units” means the limited partnership units of each of Fortress Operating Entity I LP and FOE II (NEW) LP, but, for the avoidance of doubt, excludes the Class A Preferred Units of such Entities.

“Permanent Capital/Private Equity Segment” means the portion of the Company’s Business that manages (i) general buyout and sector-specific funds and (ii) permanent capital vehicles, including publicly traded companies that are externally managed by the Company and/or its Subsidiaries pursuant to management agreements and a senior living property management business, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed February 25, 2016, and as may further evolve over time, including as a result of the Developing Business with respect thereto.

“Permitted Capital Commitments” means, with respect to any Permitted Fund, capital commitments or investments, as applicable, by the Company or its Subsidiaries in an amount not to exceed 3% of the aggregate capital commitments to such Foundation Funds.

“Permitted Fund” means (I) any successor Entity to an existing Foundation Fund or (II) any other Entity with an investment program all of which is within the same or a substantially related strategy as an existing Foundation Fund or a subset of an existing Foundation Fund.

“Permitted Investment” means (a) any investment opportunities (including any anticipated follow-on investments with respect thereto) reasonably anticipated (at the time of the original investment) to require less than ten million U.S. Dollars ($10,000,000) in the aggregate, in equity or equity-related securities at the time of the original investment, (b) any personal real estate investment, (c) any investment in works of art, (d) any passive limited partner or similar investments in private equity funds, hedge funds, publicly traded alternative investment vehicles, managed accounts and other alternative asset investment vehicles, (e) investments in public companies that do not exceed five percent (5%) of any class of publicly-traded securities, (f) investments permitted by Section 6.8 hereof, or (g) personal investments that are not Business Opportunities made solely on behalf of a Principal Seller or a Principal Seller’s Related Entity, Estate Planning Entity, Seller Investment Entity or Family Office.

“PH Units” means the limited partnership units of Principal Holdings I LP, but, for the avoidance of doubt, excludes the Class A Preferred Units of such Entity.

“Qualifying SBVF Transaction” means any investments (including “loan to own” and other similar investments) in Entities in the technology (including telecoms, internet and media) sector, for which the aggregate amount committed to be invested (in one or more tranches) in such investment exceeds $100 million.

“Reference Date” means (a) with respect to Company Vehicles that are not permanent capital vehicles, September 30, 2016 and (b) with respect to permanent capital vehicles, February 13, 2017.

“Reinvestment Period” means, with respect to a Seller, the Initial Reinvestment Period and any Additional Reinvestment Period of such Seller.

“Related Party” means, with respect to any individual, (i) such individual, (ii) such individual’s spouse, (iii) any descendant, sibling, niece, nephew, grandchild, parent or descendant of a parent of such individual or such individual’s spouse (including through adoption) and any direct or indirect descendant of any of the foregoing (the Persons referred to in clauses (ii) and (iii), such individual’s “Family Members”), (iv) any corporation or other Entity of which any Person listed in clauses (i)-(iii) above is an executive officer (including with respect to a limited partnership or general partnership) or which all of the Persons listed in clauses (i)-(iii) above collectively are directly or indirectly the beneficial owners of twenty-five percent (25%) or more of the total equity securities, other than the Company or any of its Subsidiaries, (v) a charitable institution (exempt from income taxation under Section 501(a) of the Code) created by or controlled solely by the Persons listed in clauses (i)-(iii) above, (vi) any Estate Planning Entity, and (vii) a legal or personal representative of any Person listed in clauses (i)-(iii) above in the event of the death or disability of such Person.

“Sale” means any sale, withdrawal, redemption or liquidation, in whole or in part, of any interest in any Company Vehicle or other account or master fund in which a Seller’s Investment or Seller’s Escrow Amount has been invested.

“SBVF” means SoftBank Vision Fund, I.L.P. (or any successor thereof) and any alternative investment vehicles, feeder vehicles, co-investment vehicles or special purpose vehicles, in each case, formed and managed by SBVF and through which solely SBVF’s or such successor’s investment program is effectuated.

“Seller Group” means each of Seller Group A, Seller Group B and Seller Group C.

“Seller Investment Entity” means any Entity that invests or facilitates personal investments solely on behalf of (A) a Principal Seller, individually or together with any other Related Parties of that Seller, including Estate Planning Entities, and (B) the employees of, or consultants and advisors to, any such Entity (together with their respective Related Parties, including Estate Planning Entities), provided, that the investments of such employees, consultants and advisors described in clause (B), do not represent more than twenty percent (20%) of the aggregate assets of such Entity; provided, further, that in connection with any such personal investments, neither such Principal Seller nor the investing Entity (x) is a member of the board of directors of a Competing Business or (y) directly or indirectly has the right to appoint a member to the board of directors of such Competing Business.

“Supervisory Authority” has the meaning set forth in the definition of Good Reason.

“Tax Rate” means the greater of (A) the maximum combined United States federal, New York State and New York City tax rate applicable to individuals resident in New York City or (B) the maximum combined United States federal, California State and San Francisco county or city tax rate applicable to individuals resident in the city of San Francisco, on ordinary income, qualified dividend income and capital gain (taking into account the applicable holding period, alternative minimum tax, self-employment tax and the tax on net investment income imposed by Section 1411 of the Code), as the case may be.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
AAA	10.6(g)
Additional Reinvestment Period Dispute Notice	6.2(b)
Affiliated Persons	10.13
Agreement	Preamble
At Closing OP Purchase Price	3.1(b)
At Closing PH Purchase Price	3.1(b)
At Closing Purchase Price	3.1(b)
Buyers	Preamble
Company	Preamble
Company Co-Investments	6.1(b)
Declined Opportunity	6.8
Dispute	10.6
Employment Agreements	Recitals
Equity Commitment Letter	5.6(a)
Equity Financing	5.6(a)
Escrow Account	3.3(a)(vii)
Escrow Agent	3.3(a)(vii)
Escrow Agreements	3.3(a)(vii)
Escrowed OP Purchase Price	3.1(b)
Escrowed PH Purchase Price	3.1(b)
Escrowed Purchase Price	3.1(b)
Excess Permitted Distributions	3.1(c)
FEP Seller	6.7
FEP Sellers	6.7
Founders Closing	3.2
Initial Reinvestment Period Dispute Notice	6.2(a)
Initial Reinvestment Period Expiration Release	6.2(a)
Intentional Fraud	8.2(a)
Losses	8.2(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Non-Parties	10.13
Ongoing Transaction	6.10
OP Buyer	Preamble
OP Buyer Subscription	2.6
OP Consideration	3.1(b)
OP Parent Contribution	2.6
OP Unit Purchase	Recitals
Parent	Preamble

Term	Section
Parent Designee	6.11
Parent Loan	2.1
Parent Note	2.1
PCP Amendment	6.13
Pending Investment Event	6.1(a)
PH Buyer	Preamble
PH Buyer Distribution	2.4
PH Buyer Note	2.2
PH Buyer Note Repayment Amount	2.2
PH Consideration	3.1(b)
PH Consideration Loan Amount	2.2
PH Unit Purchase	Recitals
Presenting Seller	6.8
Principal Compensation Plan	6.13
Principal Seller A	Preamble
Principal Seller B	Preamble
Principal Seller C	Preamble
Principal Sellers	Preamble
Purchase Price Allocation	3.1(d)
Purchased Interests	Recitals
Purchased OP Units	Recitals
Purchased PH Units	Recitals
Recourse Theory	10.13
Seller	Preamble
Seller Group A	Preamble
Seller Group B	Preamble
Seller Group C	Preamble
Seller Indemnified Matters	8.2(a)
Seller’s Investment	6.1(b)
Sellers	Preamble
Softbank Investments	6.1(a)
Tax Distribution	6.1(d)(i)
Total Consideration	3.1(a)
TRA	Recitals
TRA Waiver	Recitals
Transactions	2
Unit Purchases	Recitals

Section 2. TRANSACTIONS. Subject to the terms and conditions set forth in this Agreement and the Merger Agreement, at the Founders Closing and the Closing (as defined in the Merger Agreement), as applicable, the following transactions (the “Transactions”) shall occur in the following order with each transaction occurring immediately after the preceding transaction:

2.1 Advancement of Parent Loan. Parent (through itself or one or more of its Affiliates) shall advance or cause to be advanced to OP Buyer the proceeds of a loan to OP Buyer (the “Parent Loan”) pursuant to a promissory note (the “Parent Note”). The aggregate amount of the Parent Loan shall be designated by Parent to the Company no later than two (2) business days prior to the Closing Date, and in any event the principal amount of the Parent Loan shall equal or exceed the greater of (a) the aggregate PH Consideration and (b) the PH Buyer Note Repayment Amount.

2.2 Repayment of PH Buyer Note. Immediately following the advancement of the Parent Loan pursuant to Section 2.1, OP Buyer shall utilize the proceeds of such Parent Loan to deliver or cause to be delivered to PH Buyer an amount (the “PH Buyer Note Repayment Amount”) equivalent to the total principal and accrued interest thereon outstanding as of 11:59 PM on the date immediately preceding the Closing Date under the intercompany note issued by OP Buyer to PH Buyer on December 31, 2014 (as amended on March 1, 2015) (the “PH Buyer Note”) in full satisfaction and repayment of the PH Buyer Note and in the event that the aggregate PH Consideration amount exceeds the PH Buyer Note Repayment Amount, OP Buyer shall loan or cause to be loaned to PH Buyer an amount necessary for PH Buyer to have sufficient funds to remit the aggregate PH Consideration pursuant to Section 2.3 below (the “PH Consideration Loan Amount”).

2.3 Purchase and Sale of PH Units. Immediately following the repayment of the PH Buyer Note pursuant to Section 2.2 and immediately prior to, but subject to the occurrence of, the Merger, each Seller shall sell, assign, transfer and convey to PH Buyer, and PH Buyer shall purchase, acquire and accept from such Seller, each such Seller’s Purchased PH Units free and clear of all Encumbrances other than restrictions on transfer generally arising under applicable federal and state securities laws and any restrictions created by this Agreement, in exchange for (i) the payment to each Seller of the At Closing PH Purchase Price (as defined below) attributable to such Seller’s Purchased PH Units and (ii) the payment to the applicable Escrow Account of the Escrowed PH Purchase Price (as defined below) attributable to such Seller’s Purchased PH Units.

2.4 PH Buyer Distribution. Immediately following the purchase and sale of PH Units made pursuant to Section 2.3, PH Buyer shall distribute or cause to be distributed to the Company an amount equal to the amount, if any, by which the PH Buyer Note Repayment Amount exceeds the aggregate PH Consideration (the “PH Buyer Distribution”).

2.5 Merger. Immediately following the PH Buyer Distribution but immediately prior to the OP Buyer Subscription, the Merger shall be consummated subject to and in accordance with the terms and conditions of the Merger Agreement.

2.6 Capital Contribution to OP Buyer. Immediately following the closing of the Merger, Parent shall (i) cause PH Buyer to repay the PH Consideration Loan Amount described in Section 2.2, if any, to OP Buyer (including by contributing cash to PH Buyer, as necessary) and (ii) contribute or otherwise pay to the Company an amount sufficient, when combined with amounts distributed to the Company in the PH Buyer Distribution, if any, to consummate the purchase and sale of OP Units pursuant to and in accordance with Section 2.7, including the payment of the At Closing OP Purchase Price (as defined below) and the Escrowed OP Purchase Price (as defined below) (such amounts described in clauses (i) and (ii) collectively, the “OP Parent Contribution”). The Company shall use the aggregate amount of funds described in clause (ii) of the preceding sentence, including, for the avoidance of doubt, the PH Buyer Distribution, if any, solely to subscribe for shares of common stock of OP Buyer in exchange for an amount that is sufficient to consummate such purchase and sale (the “OP Buyer Subscription”), and shall cause OP Buyer to use such amounts to consummate the purchase and sale of OP Units pursuant to and in accordance with Section 2.7.

2.7 Purchase and Sale of OP Units. Immediately following the OP Buyer Subscription pursuant to Section 2.6, each Seller shall sell, assign, transfer and convey to OP Buyer, and OP Buyer shall purchase, acquire and accept from such Seller, each such Seller’s Purchased OP Units free and clear of all Encumbrances other than restrictions on transfer generally arising under applicable federal and state securities laws and any restrictions created by this Agreement, in exchange for (i) the payment to each Seller of the At Closing OP Purchase Price (as defined below) attributable to such Seller’s Purchased OP Units and (ii) the payment to the applicable Escrow Account of the Escrowed OP Purchase Price (as defined below) attributable to such Seller’s Purchased OP Units.

2.8 Payments. All payments required to be made under this Section 2 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the applicable recipient(s) at least two (2) Business Days prior to the applicable payment date.

Section 3. CLOSING.

3.1 Purchase Price.

(a) Set forth opposite each Seller’s name on Annex A is (i) under the heading “PH Units”, the number of Purchased PH Units to be sold by such Seller at the Founders Closing, (ii) under the heading “OP Units”, the number of Purchased OP Units to be sold by such Seller at the Founders Closing, (iii) under the heading “Total Consideration”, the aggregate amount payable in respect of such Seller’s Purchased PH Units and Purchased OP Units (the “Total Consideration”).

(b) No later than fifteen (15) business days prior to the Founders Closing, the Parent shall deliver to the Buyers and the Sellers in writing its good faith determinations of (i) the portion (expressed as a dollar amount) of the Total Consideration payable to each Seller in exchange for such Seller’s Purchased PH Units (such Seller’s “PH Consideration”); provided, that the PH Consideration shall not be less than 15% of the Total Consideration unless the Sellers consent in writing, (ii) the portion (expressed as a dollar amount) of the Total Consideration payable to each Seller to be paid in exchange for such Seller’s Purchased OP Units (such Seller’s “OP Consideration”), which shall be equal to the excess of the Total Consideration over the PH Consideration. No later than ten (10) business days prior to the Founders Closing, the Sellers shall deliver to Parent and the Buyers in writing their good faith determinations of (A) the portion (expressed as a dollar amount) of the Total Consideration payable to each Seller that will be placed in the applicable Escrow Account in accordance with the terms hereof and the applicable Escrow Agreement (such Seller’s “Escrowed Purchase Price”), which shall be equal to 50% of the after-tax proceeds received by such Seller for its OP Units and PH

Units pursuant to this Agreement, determined based on the Tax Rate and the principles set forth on Disclosure Schedule B, (B) the portion of the Total Consideration of such Seller that is not Escrowed Purchase Price (the “At Closing Purchase Price”), which shall be the excess of the Total Consideration over the Escrowed Purchase Price, (C) the portion (expressed as a dollar amount) of the Escrowed Purchase Price that is in exchange for such Seller’s Purchased OP Units (such Seller’s “Escrowed OP Purchase Price”), (D) the portion (expressed as a dollar amount) of the Escrowed Consideration payable to such Seller in exchange for such Seller’s Purchased PH Units (such Seller’s “Escrowed PH Purchase Price”), (E) the portion (expressed as a dollar amount) of the OP Consideration that is not Escrowed OP Purchase Price (such Seller’s “At Closing OP Purchase Price”), and (F) the portion (expressed as a dollar amount) of the PH Consideration that is not Escrowed PH Purchase Price (such Seller’s “At Closing PH Purchase Price”). In each case described in this Section 3.1(b), the applicable amount shall automatically be inserted under the applicable heading on Annex A hereto; provided, that each such Seller’s Total Consideration may be adjusted as described in Section 3.1(c)).

(c) The Buyers shall cause each of Fortress Operating Entity I LP, FOE II (NEW) LP, and Principal Holdings I LP not to make any dividend or distribution prior to the Closing, other than Excess Permitted Distributions. In the event that any Excess Permitted Distributions are made, then a Seller’s Purchase Price shall be reduced by an amount equal to the excess of (I) the distributions (including tax distributions) received by such Seller in respect of such Seller’s Purchased PH Units and Purchased OP Units, as applicable, from the date hereof until the consummation of the Transactions over (II) the amount of each per-share dividend paid by the Company to the holders of Class A Shares from the date hereof until the consummation of the Transactions multiplied by the number of Class A Shares into which such Seller’s OP Units and PH Units may be converted. “Excess Permitted Distributions” means the sum of the (i) tax distributions made in accordance with the limited partnership agreement and other governing documents of Fortress Operating Entity I LP, FOE II (NEW) LP, and Principal Holdings I LP, in respect of such Seller’s Purchased PH Units and Purchased OP Units, as applicable, from the date hereof until the consummation of the Transactions, and (ii) the product of (A) the minimum aggregate amount of distributions required to be made in respect of (x) PH Units and (y) OP Units from the date hereof until the consummation of the Transactions in order to allow a holder of Class A Shares to receive the amount of each per-share dividend paid by the Company to the holders of Class A Shares from the date hereof until the consummation of the Transactions multiplied by (B) the number of (x) PH Units and (y) OP Units, as applicable, held by such Seller. The reduction described in the preceding sentence with respect to a Seller shall be applied pro rata among such Seller’s At Closing PH Purchase Price, Escrowed PH Purchase Price, At Closing OP Purchase Price and Escrowed OP Purchase Price.

(d) For all Tax purposes: (i) the Total Consideration shall be allocated between the Purchased PH Units of such Seller and the Purchased OP Units of such Seller, and (ii) the Sellers’ aggregate PH Consideration shall be allocated among the assets of the PH Entities, and the Sellers’ aggregate OP Consideration shall be allocated among the assets of the OP Entities; in each case in accordance with this Section 3.1 and the principles set forth on Disclosure Schedule B and otherwise in accordance with Sections 755 and 1060 of the Code (together, the “Purchase Price Allocation”). Parent, the Company, the Buyers and the Sellers shall not take any position inconsistent with the Purchase Price Allocation on a Tax Return, in a Tax audit or other proceeding or otherwise, except to the extent required pursuant to a “final determination” within the meaning of Section 1313 of the Code.

3.2 Closing. Subject to the terms and the satisfaction or waiver (by the party entitled to waive the same) of the conditions contained in this Agreement, the closing of the Transactions (the “Founders Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York on the Closing Date, conditioned upon and substantially contemporaneous with the Closing subject to and in accordance with the terms and conditions of the Merger Agreement.

3.3 Closing Deliveries. At the Founders Closing:

(a) Parent shall:

(i) deliver or cause to be delivered to OP Buyer, by wire transfer of immediately available funds to the account or accounts designated by OP Buyer in writing at least two (2) business days prior to the Closing Date, the Parent Loan in an amount as provided by Section 2.1;

(ii) contribute, or cause to be contributed, to PH Buyer an amount equal to the PH Consideration Loan Amount as provided in Section 2.6;

(iii) execute and deliver to the Sellers the Escrow Agreements;

(iv) deliver to the Company, by wire transfer of immediately available funds, an amount equal to the OP Parent Contribution;

(v) deliver or cause to be delivered to the Sellers written evidence of the OP Buyer Subscription in form and substance reasonably satisfactory to the Sellers;

(vi) cause the OP Buyer to deliver or cause to be delivered to each Seller, by wire transfer of immediately available funds to the account or accounts designated by such Seller to Parent in writing at least two (2) business days prior to the Closing Date, such Seller’s At Closing OP Purchase Price; and

(vii) subject to the first sentence of Section 6.2, cause the OP Buyer to deposit or cause to be deposited with respect to each Seller, by wire transfer of immediately available funds, an amount equal to such Seller’s Escrowed OP Purchase Price, to be held in a separate escrow account (an “Escrow Account”) in accordance with the terms of a separate escrow agreement in a form or forms to be consistent with the provisions of this Agreement and on such other terms as reasonably agreed by the applicable Sellers and Parent (collectively, the “Escrow Agreements”), to be entered into with an escrow agent to be identified by each Seller (and reasonably acceptable to Parent) prior to the Founders Closing (each, the “Escrow Agent”);

(b) OP Buyer shall:

(i) execute and deliver to Parent the Parent Note; and

(ii) to the extent necessary to ensure that PH Buyer has sufficient funds to remit the aggregate PH Consideration pursuant to Section 2.3, deliver to PH Buyer, by wire transfer of immediately available funds, an amount equal to the PH Consideration Loan Amount;

(c) the PH Buyer shall:

(i) deliver to Parent written evidence of the full repayment of the PH Buyer Note in form and substance reasonably satisfactory to Parent;

(ii) deliver to Parent written evidence of the PH Buyer Distribution in form and substance reasonably satisfactory to Parent;

(iii) deliver or cause to be delivered to each Seller, by wire transfer of immediately available funds to the account or accounts designated by such Seller to Parent in writing at least two (2) business days prior to the Closing Date, such Seller’s At Closing PH Purchase Price;

(iv) subject to the first sentence of Section 6.2, deposit or cause to be deposited with respect to each Seller, by wire transfer of immediately available funds, an amount equal to such Seller’s Escrowed PH Purchase Price, to be held in the Escrow Account in accordance with the terms of the Escrow Agreements; and

(d) the Sellers shall:

(i) deliver to OP Buyer a duly executed assignment and assumption agreement or other conveyance document with respect to the Purchased OP Units, in each case, in form and substance reasonably satisfactory to Parent and the Sellers;

(ii) deliver to PH Buyer a duly executed assignment and assumption agreement or other conveyance document with respect to the Purchased PH Units, in each case, in form and substance reasonably satisfactory to Parent and the Sellers;

(iii) deliver to the Buyers a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder, and in form and substance reasonably satisfactory to Parent and the Sellers; and

(iv) execute and deliver the Escrow Agreements.

3.4 Withholding. Each Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and duly paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The parties to this Agreement acknowledge that they do not currently anticipate that any withholding will be required in connection with any consideration payable pursuant to this Agreement. If the Buyers determine that any withholding will be required, the Buyers shall promptly notify the Sellers of such determination and shall reasonably cooperate with the Sellers to reduce or eliminate such withholding.

3.5 Unwind. If the Merger does not occur substantially concurrently with the consummation of any of the Transactions hereunder, notwithstanding the consummation of any such Transactions, the parties to this Agreement shall cooperate in good faith to promptly (but in any event within 5 Business Days of the consummation of such Transactions) to unwind and place the Parent, the Sellers, the Company, OP Buyer and PH Buyer in the same position as they were immediately prior to the consummation of such Transactions.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller hereby represents and warrants (severally and not jointly) as of the date hereof to the Buyers and Parent, solely with respect to itself and not as to any other Seller, as follows:

4.1 Authority; Binding Nature of Agreement. The Seller has the necessary power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by any necessary action on the part of the Seller and, if the Seller is not a natural person, its board of directors or other governing body. This Agreement, assuming due execution and delivery by the respective parties hereto, constitutes the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, subject to the Equitable Exception.

4.2 No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement and any Founders Ancillary Agreement (including the consummation of the Unit Purchases) does not and will not, directly or indirectly: (i) if the Seller is not a natural person, violate, conflict with or result in a breach of any provision of any organizational document of the Seller; (ii) violate any provision of any Legal Requirement applicable to the Seller; (iii) violate, conflict with or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of termination, modification, amendment, vesting or cancelation of or under, acceleration, revocation or suspension of any material contract to which the Seller is a party; or (iv) result in the creation or imposition of any material Encumbrance (other than any Permitted Encumbrances) upon any of the assets, properties or rights of the Seller; except, in each case, as would not, prevent or materially impair or delay the Seller’s ability to consummate the Transactions.

4.3 Title. The Seller is the record and beneficial owner of its Purchased OP Units and Purchased PH Units, free and clear of any and all Encumbrances, other than Permitted Encumbrances and other than Encumbrances arising pursuant to federal and state securities law restrictions of general applicability. Other than the Seller’s Purchased OP Units and Purchased PH Units, the Seller owns no other PH Units or OP Units. The Seller has the power and authority to sell, transfer, assign and deliver such Purchased Interests, and such delivery will convey to Buyer at the Founders Closing good and valid title to such Purchased Interests free and clear of any and all Encumbrances, other than Encumbrances arising pursuant to federal and state securities law restrictions of general applicability or the agreements entered into by Parent in connection with the Contemplated Transactions.

4.4 No Proceedings. Except as set forth on Part 2.22 of the Disclosure Schedule to the Merger Agreement, as of the date hereof, there is no material Legal Proceeding pending or, to the actual knowledge of the Seller, threatened in writing, before any Governmental Body, or before any arbitrator of any nature, against the Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of the Seller to consummate the Transactions.

4.5 No Consents. Other than the consents set forth in Sections 2.3 and 3.3 of the Merger Agreement, no material Consent is required in connection with the execution and delivery of this Agreement by the Seller or the performance by the Seller of its obligations hereunder (including the consummation of the Unit Purchases and the other Transactions), except for such Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Seller to consummate the Transactions.

4.6 Brokers and Finders. There is no broker, finder or similar intermediary who is entitled to any broker’s, finder’s or similar fee or commission from the Sellers in connection with this Agreement, the Unit Purchases or the other Transactions.

4.7 Misrepresentations. The representations and warranties made by the Company in Section 2 of the Merger Agreement are true and correct.

4.8 FEP. Except as set forth on Disclosure Schedule D and except for interests owned by the Company and its Subsidiaries, certain of the Sellers in Seller Group A and Seller Group C own all of the outstanding capital stock, voting securities and other equity interests in FEP.

Section 5. REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to the Sellers as follows:

5.1 Due Organization. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands.

5.2 Authority; Binding Nature of Agreement. Parent has the limited partnership power and authority to enter into this Agreement and perform its obligations hereunder and, with respect to the actions of Parent, to consummate the Transactions. The execution, delivery and performance by Parent of this Agreement and any Founders Ancillary Agreement has been duly authorized by any necessary action on the part of Parent and its general partner. This Agreement and the Founders Ancillary Agreements to which Parent is a party each has been duly executed and delivered and, assuming due execution and delivery by the Sellers, constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with their respective terms, subject to the Equitable Exception. Parent has made available to the Sellers correct and complete copies of its certificate of limited partnership, limited partnership agreement or other organizational documents as of the date hereof.

5.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or any Founders Ancillary Agreement by Parent nor the consummation of the Unit Purchases or the other Transactions will: (a) violate, conflict with or result in any breach of the certificate of limited partnership, limited partnership agreement or other organizational document of Parent; (b) result in a violation by Parent of any Legal Requirement or Order to which Parent is subject; or (c) violate, conflict with or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of termination, modification, amendment, vesting or cancelation of or under, acceleration, revocation or suspension of any Contract to which Parent is a party, except for any violation that will not prevent or materially impair or delay the ability of Parent to consummate the Transactions. Parent was not, is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Unit Purchases or any of the other Transactions.

5.4 Ownership of Parent. Parent has delivered to the Sellers true, accurate and complete copies of all of the organizational and governing documents of each of Parent and its general partner, and all Contracts relating to the beneficial ownership and right to acquire direct or indirect beneficial ownership of any voting or economic interests of Parent and its general partner, in each case, as of the date hereof, and including all amendments thereto as of such date. Parent has, prior to the date hereof, previously informed the Sellers in writing of the true and correct identity of each of the direct and indirect beneficial owners of all of the capital stock, voting securities or other equity interests in Parent and its general partner (as of the date hereof), and, as of the date hereof, other than those Persons so identified by Parent, no other Person, directly or indirectly, owns or otherwise has the right to any (i) securities convertible into or exchangeable for any capital stock of, or voting securities or other ownership or economic interests in, Parent or its general partner, (ii) rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, repurchase rights, voting rights, commitments or claims of any other character relating to the issuance of, any capital stock of, or voting securities or other ownership or economic interests in, Parent or its general partner, or any shares or securities convertible into or exchangeable for any capital stock of, or membership interests or other economic or ownership interests in, Parent or its general partner, or (iii) share appreciation rights, performance shares, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or membership interests or other economic or ownership interests in, Parent or its general partner. As of the date hereof, Sponsor is the only limited partner of Parent. Parent has, prior to the date hereof, previously informed the Sellers in writing of the true and correct identity of all of the officers of Parent and its general partner, as of the date hereof.

5.5 No Broker. No broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission from Parent in connection with this Agreement, the Unit Purchases or the other Transactions.

5.6 Equity Commitment Letter; Equity Financing; Sufficiency of Funds; Guarantee.

(a) Parent has delivered to the Sellers a true, correct and complete copy of the executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”) from the Sponsor pursuant to which the Sponsor has committed to invest the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter provides, and will continue to provide, that each Seller is a third party beneficiary thereof. The Equity Commitment Letter is, as of the date hereof, in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. There are no side letters or other agreements, contracts or arrangements relating to the Equity Commitment Letter (and the transactions contemplated thereby) between Parent and Merger Sub, on the one hand, and the Sponsor, on the other hand. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable. Parent has no reason to believe that it or Merger Sub could be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it (subject to the satisfaction of the conditions in Section 7). Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement. Subject to the satisfaction of the conditions in Section 7, and subject to the satisfaction of the conditions of the Equity Financing, the aggregate proceeds from the Equity Financing, are sufficient to fund all of the amounts required to be provided by Parent for the consummation of the Transactions, and are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of each Seller’s Purchase Price in respect of such Seller’s Purchased Interests and the payment of costs and expenses in accordance with Section 10.7, and the satisfaction of the payment obligations of PH Buyer and OP Buyer hereunder, and the payment obligations of Parent set forth in and pursuant to the Merger Agreement as specified therein. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

(b) Concurrently with the execution of this Agreement, Parent has delivered to the Sellers the Guarantee of the Guarantor, dated as of the date hereof, in respect of all the payment obligations of Parent pursuant to this Agreement and all liabilities and damages payable by Parent arising under or in connection with this Agreement. The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Equitable Exception), and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guarantee.

5.7 Legal Proceedings. As of the date hereof, there is no Legal Proceeding pending, or, to the Knowledge of Parent, threatened, before any Governmental Body, or before any arbitrator of any nature, against Parent, Merger Sub, Sponsor or any of their respective Affiliates, directors, officers or employees that would reasonably be expected to prevent or materially impair or delay the ability of Parent timely to consummate the Transactions.

5.8 No Other Representations or Warranties. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4 hereof and the Founders Ancillary Agreements, and except in the case of Intentional Fraud, (i) no Seller makes, nor has it made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Unit Purchases or the other Transactions contemplated by this Agreement and Parent is not relying on any representation or warranty by or on behalf of any Seller except for those expressly set forth in this Agreement and the Founders Ancillary Agreements to which Parent is a party, (ii) no Person has been authorized by any Seller to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, and if made, such representation or warranty shall not be relied upon by Parent as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Parent acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Acquired Companies and, except in the case of Intentional Fraud, in making its determination to proceed with the transactions contemplated by this Agreement, including the Unit Purchases, Parent has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Sellers.

Section 6. COVENANTS AND OTHER AGREEMENTS.

6.1 Reinvestment of Escrowed Purchase Price; Seller Retained Investments.

Each Seller hereby agrees with Parent as follows:

(a) During the Reinvestment Period, each Seller’s Escrow Amount shall be held in the Escrow Account and may be invested (and reinvested, from time to time, as applicable) in such (i) Company Vehicles, (ii) equity securities of Softbank Group Corp. or investment vehicles or funds managed by Softbank Group Corp. or its Affiliates (“Softbank Investments”), (iii) or in cash or cash equivalents, in each case, as such Seller may determine in its reasonable discretion, as provided below. For purposes of this Section 6.1, any investments in Company Vehicles or Softbank Investments may be in the form of primary issuances or secondary purchases. To the extent that a Seller has determined at any time that (x) the circumstances for an investment in any Company Vehicle or a Softbank Investment are not favorable (because of market conditions), (y) no appropriate Company Vehicle is generally open for new subscriptions or investments at such time, or (z) in such Seller’s reasonable judgment, making an investment would result in an overconcentration in any given type, nature or category of investment if such Seller had to invest its Escrow Amount therein (in each case, a “Pending Investment Event”), then, in each case, such Seller may retain any portion of its Escrow Amount in cash or cash equivalents in lieu of investing such portion in any Company Vehicle or Softbank Investment, and may sell, withdraw from or liquidate its investment in a Company Vehicle or Softbank Investment and hold the proceeds thereof in cash or cash equivalents, until such time as such Seller has determined such circumstances no longer warrants retaining such portion in cash or cash equivalents.

(b) During the Initial Reinvestment Period, subject to the provisions of this Section 6.1(b), each Principal Seller (together with his Related Parties) shall maintain, in addition to his Escrowed Purchase Price, investments in such (1) Company Vehicles, (2) Business Opportunities in which Sponsor (or one or more controlled Affiliates of SoftBank Group Corp. designated by Sponsor) co-invests alongside such Principal Seller pursuant to Section 6.8 (“Company Co-Investments”), (3) Softback Investments, or (4) cash and cash equivalents, as provided below (the “Seller’s Investment”), in each case, as such Principal Seller may determine in his sole discretion, in an aggregate amount equal to or greater than 90% of the aggregate value of such Principal Seller’s and his Seller Group’s investments in Company Vehicles as of the date hereof, the dollar amount of which as of the applicable Reference Date is set forth opposite such Seller’s name on Annex B, as shall be adjusted for any changes in the aggregate value of investments in the applicable Company Vehicles between the applicable Reference Date and the Closing Date. The value of the aggregate amount of such investments by a Principal Seller in Company Vehicles, Company Co-Investments or Softbank Investments as of the Founders Closing for purposes of determining the amount required to be maintained as a Seller’s Investment during the Initial Reinvestment Period, with respect to each such investment, shall be (i) in the case of the Company Vehicles other than permanent capital vehicles, the most recently reported net asset value of such investments, (iii) in the case of a permanent capital vehicle, the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of its principal listed equity security on the stock exchange on which it is listed during the ten full trading days ending on (and including) the trading day preceding the Closing Date, (iii) in the case of a Softbank Investment other than Softbank Group Corp. equity securities, the most recently reported net asset value of such investments and (iv) in the case of a Softbank Investment in Softbank Group Corp. equity securities, the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of such equity security on the stock exchange on which it is listed during the ten full trading days ending on (and including) the trading day preceding the Closing Date; it being understood that in no event shall any Principal Seller be obligated to make any additional investment in any Company Vehicle, Company Co-Investment or Softbank Investment as a result of losses (realized or unrealized) on amounts invested (or reinvested) or as a result of withdrawals or distributions in respect of Tax Distributions. Notwithstanding the foregoing in this Section 6.1(b), in the case of any Pending Investment Event, the applicable Principal Seller may retain any portion such Seller’s Investment in cash or cash equivalents in lieu of investing such portion in any Company Vehicle, Company Co-Investment or Softbank Investment, and may sell, withdraw from or liquidate its investment in a Company Vehicle, Company Co-Investment or Softbank Investment and hold the proceeds thereof in cash or cash equivalents, until such time as such Principal Seller has determined in accordance with Section 6.1(a) such circumstances no longer warrants retaining such portion in cash or cash equivalents.

(c) If any investments in which the Seller’s Investment or Escrowed Purchase Price is invested are the subject of any Sale or distribution (excluding Tax Distributions) prior to the expiration of the Reinvestment Period, as applicable, then, subject to Section 6.1(a) and Section 6.1(b), the proceeds thereof (less any accrued and unpaid Tax Distributions apportioned to the applicable Company Vehicle or other account or master fund, including in respect of any taxable income or gain recognized in connection with such Sale or distribution) shall be reinvested in appropriate Company Vehicles as promptly as practicable. Notwithstanding anything herein to the contrary, (i) a Principal Seller shall not be required to reinvest up to $25 million of aggregate distributions (excluding Tax Distributions) received by his Seller Group from Company Vehicles in connection with distributions made generally to investors in such Company Vehicles and (ii) each Seller shall be permitted at any time during the Reinvestment Period to transfer, assign, contribute, convey or distribute to any of such Seller’s Related Parties, and such Seller’s beneficiaries that are Related Parties of the Principal Seller in such Seller’s Seller Group, Seller’s direct or beneficial interest in such Seller’s Escrow Account and the underlying investments held therein and such Seller’s Investment, in each case, for estate planning purposes and so long as the proposed transferee or recipient thereof agrees to be bound by the terms of this Agreement that are applicable to such Seller as if such transferee or recipient were the applicable Seller for purposes of this Agreement. In each case in which a Seller is required to reinvest amounts pursuant to this clause (c) it shall be entitled to do so generally in accordance with the same investment criteria as applied to investments of the Escrow Amounts made pursuant to Section 6.1(a) and investments of such Seller’s Investment pursuant to Section 6.1(b) (including with respect to a Seller’s ability to hold any amounts in cash or cash equivalents). Subject to Section 6.1(d), the economic and other terms that apply to an investment by a Principal Seller and any other Seller in such Principal Seller’s Seller Group in a Company Vehicle immediately prior to the date hereof shall continue to apply to all of the Seller’s Investment and Escrow Amounts invested in Company Vehicles (other than FEP as specifically provided pursuant to Section 6.7) for the duration of such investment and whether or not such Principal Seller remains employed by the Company and/or its Subsidiary, including that such investments by a Seller (other than FEP as specifically provided pursuant to Section 6.7)

shall not be subject to any management fees or similar asset-based fees or charges, promote, incentive allocation, carried interest, or similar performance-based charges; provided, however, that each Seller (and such Seller’s Related Parties) shall pay customary management fees or similar asset-based fees or charges, promote, incentive allocation, carried interest, or similar performance-based charges, as reasonably determined by the Company Board, with respect to any amounts invested in any Company Vehicle that is not an Existing Foundation Fund (and other than FEP as specifically provided pursuant to Section 6.7) the majority of whose invested capital is beneficially owned by any combination of the Sellers, Seller Investment Entities, employees of the Business, and their respective Related Parties.

(d)

(i) Each Principal Seller, together with all other Sellers that are in his Seller Group, may elect with respect to each taxable year, at its sole discretion, to receive cash that is available from their Seller’s Investment or Escrowed Purchase Price as a result of distributions or Sales, in an aggregate amount equal to the difference (but not less than zero) of (I) an aggregate amount intended to enable such Seller Group (or any Person whose tax liability is determined by reference to the income of such Seller Group) or each such Seller to discharge its United States federal, state and local income tax liabilities (including interest, penalties and additions to tax) arising from or attributable to (A) the Transactions, determined based on the Tax Rate for the taxable year of Transactions (but, solely in the case of tax liabilities (other than interest, penalties or additions to tax) attributable to the gain attributable to the consummation of the Transactions, only to the extent of 50% of the excess of (x) the amount of such tax liabilities as finally determined over (y) the amount of such tax liabilities as initially reported in accordance with Section 3.1(d), but using the same assumptions as used in the determination of the Escrowed Purchase Price) or (B) the Seller Group’s taxable income or gain attributable to such Company Vehicles or other accounts or master funds pursuant to this Section 6.1 (including allocations of taxable income therefrom) from and after the Founders Closing, determined based on the Tax Rate for the applicable taxable year, minus (II) any cash distributions or cash proceeds of Sales, in each case, actually received by such Seller Group from the applicable Escrow Account(s) or in respect of the applicable Seller’s Investment(s) from and after the Founders Closing (such aggregate amount, the “Tax Distribution”).

(ii) The Tax Distribution for each Seller Group for a taxable year shall be funded by distributions or Sales from the applicable Escrow Accounts and Seller’s Investments and with respect to the applicable Company Vehicles and other accounts or master funds, in a manner reasonably determined by the applicable Sellers; provided, that any such transaction shall be subject to any applicable limitations contained in the governing documents of the applicable Company Vehicle or other account or master fund and no such Entity shall be required to dispose of any its investments in order to facilitate a Sale or distribution.

(iii) Parent, the Company and the Buyers shall (and shall cause their Affiliates to) use reasonable efforts to cause the applicable Company Vehicles and other accounts or master funds in which each Seller Group has invested pursuant to this Section 6.1 to allow such Seller Group to make a Sale or receive a distribution in an aggregate amount equal to the Tax Distribution for each taxable year; provided, that (x) Parent, the Company and the Buyers shall have no obligation pursuant to this Section 6.1(d)(iii) to liquidate or accelerate the sale of any of their assets or any assets of a Foundation Fund in order to satisfy the obligations with respect to this Section 6.1(d)(iii) and (y) for the avoidance of doubt, no Seller shall be entitled under this Agreement to any Tax Distribution in respect of a Seller’s Investment invested in a Company Vehicle in duplication of the amount that such Seller would be entitled to receive (without regard to this Section 6.1(d)) pursuant to the terms of the governing documents of the relevant Company Vehicle.

6.2 Payment or Release of Escrowed Purchase Price. Notwithstanding anything to the contrary, in the event that, at the Founder’s Closing, a Principal Seller is no longer employed by the Company and its Subsidiaries for any reason (other than due to such Principal Seller’s death), then the Escrowed OP Purchase Price and the Escrowed PH Purchase Price, in each case, with respect to the Seller Group of such Principal Seller, shall be paid to the Parent (or such Entity as Parent shall designate in writing) and shall not be paid into any Escrow Account. The Company hereby agrees that, notwithstanding anything to the contrary in a Principal Seller’s employment agreement with FIG LLC as in effect as of the date hereof, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, terminate the employment of any Principal Seller due to his Disability (as defined in such employment agreement) from and after the date hereof through the Founders Closing; provided, that, for the avoidance of doubt, nothing in this Section 6.2 shall prevent the Company Board from appointing appropriate interim executives to the extent reasonably necessary to manage the business of the Acquired Companies in the event of the Disability (as defined in such employment agreement) of a Principal Seller prior to the Founders Closing. With respect to each Seller, the parties to the applicable Escrow Agreement shall cause the Escrow Amount to be released as follows:

(a) 80% of the assets comprising the Escrow Amount, which assets shall be selected by such Seller in its sole discretion and the value of which shall be based upon the most recently reported net asset value of each such asset, shall be released to such Seller either (i) automatically on the first business day following the fourth (4th) anniversary of the Founders Closing, unless Parent shall have previously submitted a notice to the Escrow Agent that there is a pending dispute regarding whether the Principal Seller in such Seller’s Seller Group voluntarily resigned from his employment with the Company and/or its Subsidiaries without Good Reason (other than by reason of death or Disability (as defined in the Employment Agreements)) prior to such fourth (4th) anniversary (an “Initial Reinvestment Period Dispute Notice”) or (ii) upon the expiration of the Initial Investment Period, pursuant to a joint written instruction to the Escrow Agent or a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 that determines to which party the Escrow Account should be released upon the expiration of the Initial Reinvestment Period (any release to Seller in accordance with this Section 6.2(a), an “Initial Reinvestment Period Expiration Release”);

(b) to such Seller either (i) automatically on the first business day following the fifth (5th) anniversary of the Founders Closing, unless Parent shall have previously submitted a notice to the Escrow Agent that there is a pending dispute regarding whether the Principal Seller in such Seller’s Seller Group voluntarily resigned from his employment with the Company and/or its Subsidiaries without Good Reason (other than by reason of death or Disability (as defined in the Employment Agreements)) prior to such fifth (5th) anniversary (an “Additional Reinvestment Period Dispute Notice”) or (ii) upon the expiration of the Additional Investment Period, pursuant to a joint written instruction to the Escrow Agent or a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 that determines to which party the Escrow Account should be released upon the expiration of the Additional Reinvestment Period for any other reason, unless, in each case, it is subject to forfeiture to the Parent in accordance with the terms hereof;

(c) to Parent (or such other Entity as Parent shall designate in writing) pursuant to a joint written instruction to the Escrow Agent or a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 that determines to which party the Escrow Account should be released, in the event that, prior to the expiration of the Reinvestment Period, the Principal Seller in the Seller Group of such Seller voluntarily resigns after the Founders Closing from his employment with the Company and/or its Subsidiaries without Good Reason (other than by reason of death or Disability (as defined in the Employment Agreements)), less any Tax Distributions obtained from Company Vehicles in which such Escrowed Purchase Price is invested, which shall be released to Seller pursuant to such joint written instruction; and

(d) for the avoidance of doubt, the Escrow Amount shall be released to such Seller (or his estate, as applicable, in the case of a Principal Seller) automatically upon the death of the Principal Seller in such Seller’s Seller Group or upon the termination of his employment due to his Disability (as defined in his Employment Agreement), unless Parent shall have previously submitted a notice to the Escrow Agent that there is a pending dispute regarding whether the Principal Seller in such Seller’s Seller Group voluntarily previously resigned from his employment with the Company and/or its Subsidiaries without Good Reason (other than by reason of death or Disability (as defined in the Employment Agreements)), in which case the Escrow Amount shall be released pursuant to a joint written instruction to the Escrow Agent or a final non-appealable judgment from an arbitration panel or a court of competent jurisdiction as provided in Sections 10.5 and 10.6 that determines to which party the Escrow Account should be released.

In the event that the assets in such Seller’s Escrow Account are released to such Seller in accordance with Section 6.2(a) or Section 6.2(b), such Seller shall only be permitted to withdraw, redeem or otherwise obtain liquidity with respect to his Seller’s Investments in accordance with the terms of the applicable Company Vehicle’s governing documents. Upon release of the assets in such Seller’s Escrow Account, such Seller and Parent, to the extent of their respective powers, shall cause the Company and its Subsidiaries to promptly take all actions necessary or appropriate to transfer the beneficial ownership of such Escrow Account and the assets held therein to the applicable party or parties entitled thereto.

6.3 Non-Competition. During the period of his employment with the Company (or any Affiliate of the Company) and for the twenty-four (24)-month period immediately following termination of such employment for any reason (whether or not such termination occurs during the term of his Employment Agreement), such Principal Seller shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business, either in the United States or in any other place in the world where the Company or any of its controlled Affiliates, successors or assigns engages in the Business, or as of the date of such termination of such employment, proposes to engage in the Developing Business. Notwithstanding the foregoing, the restrictions in this Section 6.3 shall not operate to prohibit a Principal Seller from:

(a) making or maintaining a Permitted Investment;

(b) providing, directly or indirectly, services to a Seller Investment Entity, Estate Planning Entity, Family Office or Family Member;

(c) providing, directly or indirectly, services (for no more than nominal consideration) to philanthropic organizations;

(d) fulfilling any obligation pursuant to this Agreement, the LLC Agreement or such Principal Seller’s Employment Agreement;

(e) being a member of the board of directors or other similar governing body of any Person in which an investment is made by any (A) Foundation Fund (or otherwise being involved thereto in connection with such Principal Seller’s services to the Company) or (B) any Seller Investment Entity, Estate Planning Entity, Family Office or philanthropic organization contemplated by this Section 6.3; provided, that this clause (B) shall not operate to permit any Principal Seller to act as a member of the board of directors or other similar governing body of any Competing Business;

(f) with respect to the Principal Seller specified on Disclosure Schedule A hereto, performing the responsibilities or activities set forth thereon;

(g) following any termination of such Principal Seller’s employment with the Company (or any Affiliate of the Company) acting as the investment manager pursuant to and in accordance with Section 6.7 and the terms of FEP’s Fund Documents; or

(h) pursuing any Business Opportunity in accordance with Section 6.8.

provided, that, for the avoidance of doubt, if a Principal Seller engages in any activity set forth in Section 6.3(a) through Section 6.3(h), such Principal Seller, in the conduct of such activity, shall continue to be subject to the restrictions set forth in Section 6.4 and Section 6.5, as applicable.

6.4 Non-Solicitation of Employees. During the period of his employment with the Company or any of its Subsidiaries and during the 24-month period immediately following the date of termination of such employment for any reason (whether or not such termination occurs during the term his Employment Agreement), such Principal Seller shall not, directly or indirectly, (i) solicit or induce any Person who is, or at any time during the immediately preceding one year period was, an officer, director, employee, agent or consultant of the Company or any of its Subsidiaries to terminate his, her or its employment or other relationship with the Company or any of its Subsidiaries for the purpose of associating with any Competing Business, or otherwise encourage any such Person to leave or sever his, her or its employment or other relationship with the Company or its Subsidiaries, for any other reason, other than employees of the Company or any of its Subsidiaries whose primary responsibility is, at the time of such Principal Seller’s termination, to provide services to such Principal Seller’s Family Office or (ii) hire any individual who left the employ of the Company or any of its Subsidiaries at any time during the immediately preceding one-year period, other than former employees of the Company or any of its Subsidiaries whose primary responsibility is, at the time of such Principal Seller’s termination, to provide services to such Principal Seller’s Family Office.

6.5 Non-Solicitation of Investors. During the period of his employment with the Company or any of its Subsidiaries and for the 24-month period immediately following the date of termination of such employment for any reason (whether or not such termination occurs during the term of his Employment Agreement), such Principal Seller shall not, directly or indirectly, solicit or induce (i) any investors, financing sources or capital market intermediaries of the Company or any of its Subsidiaries (excluding such Principal Seller and his Family Office and Seller Entities) or (ii) any consultants then under contract to the Company or any of its Subsidiaries, to terminate (or diminish in any material respect) his, her or its relationship with the Company or any of its Subsidiaries, for the purpose of associating with any Competing Business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants, to terminate (or diminish in any respect) his, her or its relationship with the Company or any of its Subsidiaries, for any other reason. Nothing in this Section 6.5 shall apply to those investors, financing sources, capital market intermediaries or consultants who did not conduct business with the Company or any of its Subsidiaries during the Principal Seller’s employment with, or the period in which the Principal Seller or its Related Parties held, directly or indirectly, an ownership interest in, the Company or any of its Subsidiaries.

6.6 Support. Each Seller, in such Seller’s personal capacity and not in such Seller’s capacity as a director or officer of the Company (if applicable), hereby irrevocably undertakes to vote any limited partner interests in any Client held by such Seller in favor of any Consent (including any Consent set forth in Part 2.3 of the Disclosure Schedule) required pursuant to (i) any Investment Advisory Arrangement applicable to such Client and (ii) (other than an Advisers Act Consent) required pursuant to any Fund Document of such Client to prevent or waive any put right, right of redemption, termination of the investment period, termination of the fund, default or other consequence materially adverse to the Company or any of its Subsidiaries, in the case of each of “(i)” and “(ii)”, in connection with the execution and delivery of this Agreement and each Founders Ancillary Agreement, and the Merger Agreement and each Ancillary Agreement by the Company or the performance by the Company of its obligations hereunder and thereunder (including the consummation of the Merger); provided, however, that such Seller shall not pursuant to the foregoing be required to take, or cause or make efforts to cause any other Person to take, any action or abstain from taking any action that such Seller determines, following consultation with counsel, to result in the violation of any Legal Requirement or contradict the request of any Governmental Body; provided, further, that the covenant in this Section 6.6 shall not require any Seller to cause the Company or any of its Subsidiaries to take any action. The Consent provided by each such Seller pursuant to this Section 6.6 is irrevocable and shall not expire, in each case, until the termination of this Agreement in accordance with its terms.

6.7 FEP. Each Seller who has any equity interest in FEP agrees not to take any action that would reasonably be expected to result in the removal of the Company or any of its Subsidiaries as the general partner or investment manager of FEP. If the employment with the Company and/or its Subsidiary of Principal Seller A or Principal Seller C (collectively, the “FEP Sellers” and each individually, a “FEP Seller”) is terminated on or after the Closing Date for any reason (whether voluntarily or involuntarily, and with or without Cause or Good Reason), (i) such FEP Seller shall maintain the right to remain an investment sub-manager of FEP with all rights and authority and investment discretion that such FEP Seller enjoyed prior to his termination, and (ii) the Company and such FEP Seller shall enter into a sub-advisory agreement pursuant to which the Company shall reimburse such FEP Seller for his reasonable out-of-pocket expenses (of the type reimbursed by such FEP Seller to the Company prior the Closing Date as management company expenses) incurred for the purpose of managing FEP, subject in each case to compliance with the Governance Framework, and make available to such FEP Seller to assist in such sub-management the services of those employees of the Company or its Subsidiaries who provide services to FEP prior to such termination. Notwithstanding anything to the contrary, even if a FEP Seller’s employment with the Company and/or its Subsidiary is terminated, then FEP shall continue to pay (A) any promote, incentive allocation or other performance-based fees with respect to FEP as provided for under the FEP governing documents and (B) the greater of (x) the amount of expenses of the type reimbursed by such FEP Seller to FEP prior to the Closing Date for the applicable period and (y) the management fee payable by such FEP Seller to FEP as calculated pursuant to its governing documents. Each Seller who has any interest in FEP and the Company agree that it shall not, and that it shall cause FEP to not, make any distribution in kind of FEP or of any assets of FEP. No Seller will transfer any of his interests in FEP to any proposed transferee unless such transferee agrees to be bound by this Section 6.7.

6.8 Business Opportunities. For so long as a Principal Seller is employed by the Company or any of its Subsidiaries or is a member of the Company Board, if such Principal Seller identifies or is presented with any Business Opportunity, such Principal Seller (the “Presenting Seller”) shall inform the Foundation Funds of such Business Opportunity and the Chief Investment Officer of each applicable Foundation Fund, in compliance with the policies of the Company, shall consider in good faith and in the exercise of all applicable duties under the Advisers Act and the Fund Documents of the applicable Foundation Funds, the possibility of causing the Foundation Fund to pursue such Business Opportunity. If the applicable Chief Investment Officer determines, in his or her sole discretion, and subject to such duties, that the applicable Foundation Funds will not pursue such Business Opportunity, then, (A) for so long as SBVF is an Affiliate of Sponsor, if such Business Opportunity constitutes a Qualifying SBVF Transaction, the Presenting Seller shall inform the Sponsor of such opportunity which may then refer the opportunity to SBVF (which shall have the opportunity to exclusively pursue such Business Opportunity, if it so elects during the Election Period), or (B) if such Business Opportunity does not constitute a Qualifying SBVF Transaction or if SBVF determines that it will not pursue such Business Opportunity (or the Election Period expires without an affirmative election by SBVF), then the Presenting Seller shall inform the Company Board of such Business Opportunity and the Company Board shall consider in good faith and in the exercise of all applicable duties under applicable Legal Requirements and the Company’s governing documents, the possibility of causing a new Company Vehicle consisting of primarily third party capital (determined without taking into account capital of any Affiliate of Parent or Sponsor) with an investment program that falls within an Applicable Segment or within the Business or a Developing Business, to pursue such Business Opportunity (provided that, for the avoidance of doubt, the Company may elect, during the Election Period, to pursue such Business Opportunity even if, at such time, no Company Vehicle has been formed through which to pursue such Business Opportunity, and the Company shall be required to transfer any assets acquired in connection with the pursuit of such Business Opportunity to a Company Vehicle consisting primarily of third party capital once formed). If the Company Board determines in its discretion, and subject to such duties, that a new Company Vehicle described above will not pursue such Business Opportunity (or the Election Period expires without an affirmative election by SBVF), then the Presenting Seller and Sponsor shall consult with each other in good faith as to the possibility of jointly pursuing such potential Business Opportunity, and each of them shall be entitled to elect during the Election Period to jointly pursue such Business Opportunity, with Sponsor (through one or more controlled Affiliates of SoftBank Group Corp. designated by Sponsor) participating up to 50%, on the one hand, and the Sellers equally (or in such other proportions as they may mutually agree) participating in the remainder, on the other hand. If, at the end of the Election Period, none of the Chief Investment Officer of any applicable Foundation Fund, any other Seller, SBVF, the Company Board or Sponsor has elected to pursue such Business Opportunity in accordance with this Section 6.8 (such Business Opportunity being a “Declined Opportunity”), the Presenting Seller shall be entitled to pursue such Declined Opportunity independently or with any other Person. Notwithstanding the foregoing, such Presenting Seller may not pursue a Business Opportunity without the prior consent of the Company Board if it creates an actual conflict of interest with the Business or a Developing Business.

6.9 Termination of Shareholders Agreement. The Sellers and the Company acknowledge and agree that, as of the Closing, that certain Shareholders Agreement, dated as of February 13, 2007, by and among certain of the Sellers and the Company, as amended, shall terminate in accordance with its terms, with no liability following such termination for the Company or any of its Subsidiaries or any of the Sellers or the Sellers’ Related Parties.

6.10 Termination of Affiliate Agreements. Following the Founders Closing, if Parent identifies any executory Contract or transaction that has not been completed prior to the Founders Closing (such transaction, an “Ongoing Transaction”) between a Principal Seller or such Principal Seller’s Related Parties, on the one hand, and the Company, any Subsidiary, Foundation Fund or portfolio company of any Foundation Fund, on the other hand, that were in effect on the Closing Date, not set forth on Part 2.21 of the Disclosure Schedule to the Merger Agreement and not terminated on or prior to the Closing Date, other than transactions between or among the Foundation Funds and/or their portfolio companies or expense reimbursement practices consistent with past practice of the Acquired Companies, then, if requested by Parent, the applicable Seller to such executory Contract or Ongoing Transaction shall cause such Contract or Ongoing Contract to be terminated, with no liability for the Company and its Subsidiaries thereafter (other than payments that have accrued and may be due and owing to the applicable Seller or such Seller’s applicable Related Party through the Closing Date), and each Principal Seller shall severally, and not jointly, indemnify the Company and its Subsidiaries for any liabilities, costs and expenses incurred on or after the Founders Closing with respect to such executory Contract or Ongoing Transaction to which such Principal Seller or such Seller’s Related Party is a party.

6.11 Board of Directors. The parties agree that (a) each Principal Seller shall be entitled to serve as a member on the Company Board and the board of directors (or similar governing body) of each Subsidiary of the Company so long as such Principal Seller is employed by the Company or any of its Subsidiaries and (b) there shall be a compensation committee of the Company Board comprised of at least three (3) members, two (2) of whom shall be Principal Sellers and at least one of whom shall be a member of the Company Board designated by Parent (the “Parent Designee”). The affirmative vote of the Parent Designee shall be required for any matters determined by the compensation committee.

6.12 Equity Financing Commitments.

(a) Parent acknowledges that it and Merger Sub shall be fully responsible for obtaining the Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub, if any, set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of Parent or Merger Sub set forth in the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Sub set forth in the Equity Commitment Letter, and (v) consummating the Equity Financing contemplated by the Equity Commitment Letter (subject to the conditions set forth therein) at or prior to the Closing; provided, however, that nothing contained in this Section 6.12(a) shall require Parent, Merger Sub or their respective Affiliates to threaten or file any lawsuit against Sponsor.

(b) Parent shall not, and ensure that Merger Sub shall not, amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Principal Sellers. Parent agrees to notify the Principal Sellers promptly, and in any event within one Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid) or (ii) the Sponsor refuses to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter.

(c) Notwithstanding anything in this Agreement to the contrary, Parent expressly acknowledges and agrees that the availability of the Equity Financing is not a condition to the obligations of Parent and Merger Sub to consummate the Merger, nor a condition of Parent to consummate the Transactions.

6.13 Amendment to Principal Compensation Plan. The parties hereto agree that that certain Fortress Investment Group LLC Principal Compensation Plan (the “Principal Compensation Plan”), shall, immediately prior to the Founders Closing, be amended and restated in form attached hereto as Exhibit A (the “PCP Amendment”), and the parties agree to, within their respective powers, cause such amendment to be approved and adopted and to take effect.

6.14 Escrow Agreements. As promptly as practicable after the date hereof, Parent and the Sellers will use reasonable best efforts to enter into the Escrow Agreements with the Escrow Agent.

6.15 Effectiveness of Agreements. The parties hereto hereby agree that the covenants and agreements set forth in this Section 6, other than the covenants and agreements set forth in Section 6.6, the first sentence of Section 6.7, Section 6.9, Section 6.13 and Section 6.14 shall have no force or effect until immediately after the Closing.

6.16 Acknowledgement. The Principal Sellers agree and acknowledge that each of Section 6.3, Section 6.4 and Section 6.5 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on the Sellers, is not injurious to the public, and that any violation of any of Section 6.3, Section 6.4 or Section 6.5 shall be specifically enforceable in any court with jurisdiction upon short notice. The Principal Sellers agree and acknowledge that a portion of the compensation paid to the Principal Sellers under this Agreement will be paid in consideration of the covenants contained in these sections and the ongoing equity interests of the Principal Sellers pursuant to the Principal Compensation Plan as amended by the PCP Amendment, the sufficiency of which consideration is hereby acknowledged. If any provision of Section 6.3, Section 6.4 or Section 6.5 as applied to a Principal Seller or to any circumstance is adjudged by the arbitrators or a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, the Sellers agree that the arbitrators or court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Principal Sellers agree and acknowledge that the breach of Section 6.3, Section 6.4 or Section 6.5 will cause irreparable injury to the Company and its Affiliates and upon breach of any provision of Section 6.3, Section 6.4 or Section 6.5, the Company and its Affiliates shall be entitled to seek injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company and its Affiliates may have (including the right to seek monetary damages). Each of the covenants in Section 6.3, Section 6.4 and Section 6.5 shall be construed as an agreement independent of any other provisions in this Agreement, other than the consideration for such covenants provided in the Agreement.

6.17 Buyer’s Performance of Obligations. The parties hereto agree that, prior to the Merger, the Company shall cause the Buyers to perform their respective obligations under this Agreement and under any Founders Ancillary Agreements and (ii) following the Merger, the Parent shall cause the Buyers to perform their respective obligations under this Agreement and under any Founders Ancillary Agreements.

6.18 TRA Waiver Acknowledgement. Each of the Sellers who are not Principal Sellers agrees to be bound by the terms of the TRA Waiver as if they were the Principal Seller in such Seller’s Seller Group, and each Seller agrees that the limits that apply to the applicable Principal Seller in Section 1(d) thereof shall apply to such Seller’s Seller Group in the aggregate.

Section 7. CONDITIONS PRECEDENT.

7.1 Conditions to Each Party’s Obligation. The obligation of each party to this Agreement to consummate the Unit Purchases and the other Transactions is subject to the satisfaction or waiver, at or prior to the Founders Closing, of each of the following conditions; provided, however, that none of the Company or the Buyer shall waive the condition set forth in Section 7.1(a) without the prior written consent of the Special Committee (provided, that no party may rely on the failure of any condition precedent set forth in this Section 7.1 to be satisfied if such failure was caused by such party’s failure to comply with its obligations set forth in the Merger Agreement or this Agreement to consummate the Transactions):

(a) the conditions to the obligations of the Company and Parent to consummate Merger set forth in Section 6 and Section 7 of the Merger Agreement shall have been satisfied or waived by the party entitled to waive the same (other than those conditions that by their nature are to be satisfied (including by delivery of documents) at the Closing (but subject to the satisfaction of such conditions); and

(b) no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Unit Purchases or the other Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Unit Purchases or the other Transactions that makes consummation of the Unit Purchases or the other Transactions illegal; provided, that no party shall be permitted to invoke Section 7.1(b) unless it shall have taken all actions required under this Agreement and the Merger Agreement to have any such Order or Legal Requirement lifted.

7.2 Conditions to Parent’s Obligation. The obligations of Parent to consummate the Unit Purchases and the other Transactions are subject to the satisfaction or waiver, at or prior to the Founders Closing, of each of the following conditions (provided, that Parent may not rely on the failure of any condition precedent set forth in this Section 7.2 to be satisfied if such failure was caused by Parent’s failure to comply with its obligations set forth in this Agreement or the Merger Agreement to consummate the Transactions):

(a) receipt of a written notice from each of the Sellers, the Company and the Buyers, certifying that all the conditions to the obligation of such party to consummate the Unit Purchases and the other Transactions at the Founders Closing, as set forth in this Section 7, have been satisfied or waived in accordance with this Agreement other than those conditions that by their nature are to be satisfied (including by delivery of documents) at the Founders Closing (but subject to the satisfaction of such conditions);

(b) each of the representations and warranties set forth in Section 4, other than Section 4.7, shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations or warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date);

(c) all of the covenants and obligations in this Agreement that the Sellers, the Buyers or the Company are required to comply with or to perform at or prior to the Founders Closing shall have been complied with and performed in all material respects;

(d) the TRA Waiver shall be in full force and effect as of the Founders Closing; and

(e) the Escrow Agreements shall be in full force and effect as of the Founders Closing.

7.3 Conditions to Sellers’ Obligation. The obligation of each Seller to consummate the Unit Purchases and the other Transactions at the Founders Closing are subject to the satisfaction or waiver, at or prior to the Founders Closing, of each of the following conditions (provided, that no Seller may rely on the failure of any condition precedent set forth in this Section 7.3 to be satisfied if such failure was caused by such Seller’s (or any member of such Seller Group’s) failure to comply with its obligations set forth in this Agreement or the Merger Agreement to consummate the Transactions):

(a) receipt of a written notice from Parent, certifying that all the conditions to the obligation of Parent to consummate the Unit Purchases and the other Transactions at the Founders Closing, as set forth in this Section 7, have been satisfied or waived in accordance with this Agreement other than those conditions that by their nature are to be satisfied (including by delivery of documents) at the Founders Closing;

(b) each of the representations and warranties set forth in Section 5 shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations or warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date);

(c) all of the covenants and obligations in this Agreement that the Parent is required to comply with or to perform at or prior to the Founders Closing shall have been complied with and performed in all material respects;

(d) the Escrow Agreements shall be in full force and effect as of the Founders Closing; and

(e) the PCP Amendment shall have been approved and adopted and shall be in full force and effect as of the Founders Closing.

Section 8. SURVIVAL; DAMAGES.

8.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Founders Closing; provided, however, that such representations and warranties shall terminate and expire, and shall cease to be of any force or effect, on the date that is two years following the Closing Date, except to the extent a claim has been made prior to such time for any breach thereof, in which event the representation or warranty to the extent it is the subject of, and only for purposes of, such claim shall survive with respect to such claim until such claim has been resolved.

8.2 Damages.

(a) Prior to the Founders Closing, none of the parties nor any of their respective Affiliates or Related Parties shall have any liability for any breach of any representation or warranty set forth in this Agreement. From and after the Founders Closing, (A) each Seller Group shall be severally liable, and not jointly and severally liable with any other Seller Group, and each Seller within an applicable Seller Group shall be jointly and severally liable with the other Sellers in that Seller Group, for all liabilities, claims, losses, penalties, damages (excluding exemplary, punitive or similar damages, unless payable to a third party), costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and disbursements) (collectively, “Losses”), sustained or incurred by Parent or Merger Sub to the extent resulting from or arising out of (x) any breach by any Seller in such Seller Group, and solely of such Seller Group and not any other Seller Group, of any representation or warranty set forth in Section 4 (other than Section 4.7), (y) any knowing and intentional fraud (“Intentional Fraud”) solely by the Principal Seller in such Seller Group, and not any other Principal Seller in another Seller Group, in the making of the representations and warranties in Section 4.7 and (z) any breach by any Seller of such Seller Group, and solely of such Seller Group and not any other Seller Group, in the performance or observance of any covenants or agreements by a member of such Seller Group to be performed hereunder (collectively, the “Seller Indemnified Matters”) and (B) Parent shall be liable for all Losses sustained or incurred by any Seller to the extent resulting from or arising out of (x) any breach by Parent of any representation or warranty set forth in Section 5 and (y) any breach by any of Parent, the Company or its Subsidiaries (in the case of the Company and its Subsidiaries, following the Merger) in the performance or observance of any of their respective covenants or agreements to be performed hereunder; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall any Seller Group have aggregate liability for breach of this Agreement (including a breach of Section 4.7) in excess of such the Total Consideration received in the aggregate by all Sellers in such Seller Group; provided, that there shall be no limitation on the Losses recoverable in the event of any breaches of Sections 6.3, 6.4 or 6.5. The amount of any Losses shall be calculated net of (i) any amounts recovered by (I) the Company or its Subsidiaries (in the case of the Company and its Subsidiaries, following the Merger), Parent, Merger Sub or a Buyer (following the Merger), or (II) a Seller, in each case, under insurance policies with respect to such Losses (in each case, net of any costs incurred in connection with such recovery) or from a third-party in respect of such claim and (ii) the amount of any Tax benefits actually realized by (I) the Company or its Subsidiaries following the Merger (which Subsidiaries shall not be deemed to include non-affiliated limited partners or investors in Foundation Funds) or (II) a Seller, in each case, by way of a Tax refund or an actual reduction in Taxes paid in the taxable year in which the Loss is incurred (or a prior taxable year or the two succeeding taxable years), which Tax benefits are directly attributable to the deductibility of the Loss (as determined on a with and without basis), in each case, net of reasonable third-party expenses incurred in obtaining, receiving or accruing such amounts. If (I) Parent (or an Affiliate thereof) receives any insurance payment or third-party indemnity payment with respect to any claim for Losses for which it previously received payment from a Seller, or (II) a Seller receives any insurance payment or third-party indemnity payment with respect to any claim for Losses for which it previously received payment from the Company or its Subsidiaries (in the case of the Company and its Subsidiaries, following the Merger), Parent, Merger Sub or a Buyer (following the Merger), then, in the case of clause (I), such Person shall pay to such Seller, and in the case of clause (II), such Person shall pay to Parent (or its designee), in each case, within thirty (30) days of receiving such insurance payment or third-party indemnity payment, the amount of such insurance payment or third-party indemnity payment.

(b) Parent and the Sellers shall use commercially reasonable efforts to mitigate any Losses which form the basis of any claim hereunder.

(c) Parent shall not have the right to set off any amount to which such Parent is entitled hereunder for Losses or otherwise against any payment such Parent or any of its Affiliates is required to make to any Seller, including under the Principal Compensation Plan, a Principal Seller’s Employment Agreement, or against a Seller’s Investment (or distributions made thereon), any Seller’s Escrowed Purchase Price in such Seller’s Escrow Account nor any other proceeds held in such Escrow Account, in each case, unless and until Parent shall have received a judgment from a court of competent jurisdiction, which judgment is final and non-appealable, that Parent is entitled to payment by such Seller for Losses pursuant to this Section 8. No Seller shall have the right to set off any amount to which such Seller is entitled hereunder for Losses or otherwise against any payment such Seller or any of its Affiliates is required to make to any of the Company or its Subsidiaries (in the case of the Company and its Subsidiaries, following the Merger), Parent, Merger Sub or a Buyer (following the Merger), in each case, unless and until such Seller shall have received a judgment from a court of competent jurisdiction, which judgment is final and non-appealable, that such Seller is entitled to payment by any of the Company or its Subsidiaries (in the case of the Company and its Subsidiaries, following the Merger), Parent, Merger Sub or a Buyer (following the Merger) for Losses pursuant to this Section 8.

(d) Except for specific performance pursuant to Section 10.12, the parties hereby agree that this Section 8.2 constitutes the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) for any breach by the Sellers hereunder.

Section 9. TERMINATION.

9.1 Termination. This Agreement shall automatically terminate and become void and have no further force or effect, (i) immediately upon the termination of the Merger Agreement pursuant to Section 8 thereof or (ii) by mutual written consent of the parties hereto and the Special Committee at any time prior to the Founders Closing.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 9.2 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from any liability for any for any Intentional Fraud or Willful Breach of any covenant or obligation, contained in this Agreement; provided, further, that in the event of termination of this Agreement, no Seller shall have any liability for any breach of, or commission of Intentional Fraud with respect to, Section 4.7.

Section 10. MISCELLANEOUS PROVISIONS.

10.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (which instrument, in the case of the Company, PH Buyer and OP Buyer and to the extent entered into prior to the Founders Closing, shall have been previously approved by the Special Committee). The Employment Agreements may not be amended prior to the Founders Closing without the express written consent of Parent.

10.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided, that any such waiver by the Company, PH Buyer and/or OP Buyer that adversely affects the rights hereunder that inure to the Members shall require the prior recommendation of the Special Committee.

10.3 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Annexes hereto), the Merger Agreement and the other agreements contemplated hereby and thereby constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

10.4 Applicable Law. This Agreement and all claim or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.5 Jurisdiction. It is the desire and intent of the parties hereto that any disputes, controversies or claims arising out of or relating to this Agreement, the TRA Waiver, the PCP Amendment or any Employment Agreement after the Closing be resolved pursuant to arbitration in accordance with Section 10.6 hereof; provided, however, that any party hereto may seek provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration or both against the other parties hereto in the federal and state courts of the State of Delaware (and any ruling by such court shall be conclusive and may be enforced in any court in any other jurisdictions (where the party against which enforcement is sought has operations or owns assets) in any manner provided by applicable law); and provided, further, that any party hereto may seek to enforce, confirm, modify or vacate an arbitration award against the other parties hereto in the federal and state courts of the State of New York; and provided, further, that, (A) if a dispute arises prior to the Closing or (B) to the extent that Section 10.6 hereof is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any disputes or controversies arising under or in connection with this Agreement pursuant to the terms of Section 10.6 hereof, the following provisions of this Section 10.5 shall govern the resolution of all disputes or controversies arising under this Agreement:

To the fullest extent permitted by law, unless otherwise agreed by the parties hereto, in any action between any of the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state court of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than such courts. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.9 or in such other manner as may be permitted by applicable law shall be effective service of process for any such action. Without limiting the obligations of the parties to provide notice as set forth in Section 10.9, each party hereto irrevocably designates The

Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Notwithstanding the foregoing in this Section 10.5, a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.9 or in such other manner as may be permitted by applicable laws shall be effective service of process for any such action. Without limiting the obligations of the parties to provide notice as set forth in Section 10.9, each party hereto irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

10.6 Arbitration. To the fullest extent permitted by law and subject to Section 10.5 hereof, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, the TRA Waiver, the PCP Amendment or any Employment Agreement arising after the Closing, whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, intentional misconduct, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause or the breach or termination hereof) (a “Dispute”), shall be resolved in binding arbitration in accordance with the following provisions:

(a) Such Dispute shall be resolved by binding arbitration to be conducted before JAMS in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.

(b) Such arbitration shall consist of three (3) arbitrators, with one arbitrator to be appointed by each party and the third to be appointed by the two (2) arbitrators so appointed.

(c) Such arbitration shall be held in the Borough of Manhattan, City of New York, State of New York, or such other location to which the parties hereto may agree.

(d) To the extent the arbitrators agree to permit the parties hereto to conduct discovery in connection with any arbitration proceeding, any such discovery shall be subject to the arbitrators and the parties hereto entering into a mutually acceptable confidentiality agreement.

(e) The parties hereto agree that the arbitrators may grant any legal or equitable remedy which would otherwise be available from a court of competent jurisdiction under applicable law, including specific performance or injunctive relief; provided, however, that before the arbitration panel is selected as provided in this Agreement, provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration or both shall be available solely from the federal and state courts of the State of Delaware as provided in Section 10.5.

(f) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and enforcement of the award may be sought in any manner permitted by applicable law.

(g) Expenses, attorneys’ fees and costs incurred in such binding arbitration shall be the obligation of and paid by the party incurring such fees and expenses. The parties shall share equally all expenses of JAMS (including those of the arbitrators) incurred in connection with any arbitration.

If JAMS is unable or unwilling to commence arbitration with regard to any such Dispute within thirty (30) calendar days after the parties have met the requirements for commencement as set forth in Rule 5 of the JAMS Comprehensive Arbitration Rules and Procedures, then the Disputes shall be resolved by binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), before three (3) arbitrators selected pursuant to, and subject to the provisions of, Section 10.6(b) hereof. Any such arbitration shall be subject to the provisions of subparagraphs (b) through (g) above (as if the AAA were JAMS). If the AAA is unable or unwilling to commence such arbitration within thirty (30) calendar days after the parties have met the requirements for such commencement set forth in the aforementioned rules, then either party may seek resolution of such Dispute through litigation in accordance with Section 10.5 hereof.

Except as may be necessary to enter judgment upon the award or to enforce the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrators, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, any proceeding for provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, pending arbitration or in aid of arbitration or both or any proceeding seeking to enforce, confirm, modify or vacate an arbitration award, shall be filed under seal with the court, to the extent permitted by law. Any party may seek to enter or enforce an award by the arbitrators in any court in any jurisdiction (where the party against which enforcement is sought has operations or owns assets) by suit on the award or in any other manner provided by applicable law.

10.7 Expenses. Subject to Section 8.3 of the Merger Agreement, and Section 10.6(g), all fees and expenses incurred by the parties hereto in connection with the execution and delivery of this Agreement, the Unit Purchases and the other Transactions, as well as all fees and expenses incurred in connection with the execution and delivery of the Merger Agreement and the Contemplated Transactions, including all legal, accounting, financial advisory and consulting fees and expenses incurred by any party hereto in connection with the foregoing, shall be the obligation of and paid by the party incurring such fees and expenses; provided, that notwithstanding the foregoing, the Company shall promptly reimburse each Seller at the Founders Closing for all reasonable and documented out-of-pocket attorneys’ fees and expenses incurred by such Seller in connection with the foregoing.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and in the case of any party that is an individual, their respective heirs, executors and administrators; provided, however, that neither this Agreement nor any of the parties’ respective rights, interests or obligations hereunder may be assigned by either party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights, interests or obligations by either party without the other party’s prior written consent shall be void and of no effect.

10.9 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:

if to Parent:

c/o SB Group US, Inc.

1 Circle Star Way

San Carlos, CA 94070

USA

Attention: Brian Wheeler

Email: brian@softbank.com

and

c/o SoftBank Group Capital Limited

69 Grosvenor St.

London, England W1K 3JP

Attention: Jonathan Bullock

Email: jb@softbank.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Attention: Harvey Eisenberg, Esq.

Facsimile: 212-310-8007

Email: harvey.eisenberg@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, TX 75201

Attention: James R. Griffin, Esq.

Facsimile: 214-746-7777

Email: james.griffin@weil.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Norm Champ, P.C.

Jeffrey A. Fine, P.C.

Sean D. Rodgers, P.C.

Facsimile: (212) 446-4900

Email: norm.champ@kirkland.com

sean.rodgers@kirkland.com

jeffrey.fine@kirkland.com

if to the Company or Buyers:

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

Attention: David N. Brooks

Facsimile: 212-798-6131

Email: dbrooks@fortress.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Joseph A. Coco, Esq.

Peter D. Serating, Esq.

Facsimile: 212-735-2000

Email: joseph.coco@skadden.com

   peter.serating@skadden.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: John H. Butler, Esq.

Facsimile: 212-701-5800

Email: john.butler@davispolk.com

if to any Seller in Seller Group A:

c/o Baobob Advisors - PE Fortress

ATTN: Tracy Fojas

1345 Avenue of the Americas 45th Floor

New York, NY 10105

T: (212) 479-3172

F: (212) 479-3179

E-mail: tfojas@fortress.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

                  Ellen N. Ching, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

            eching@paulweiss.com

if to any Seller in Seller Group B:

c/o Fortress Investment Group

ATTN: Michael Hourigan

1 Market Plaza, Spear Tower 42nd Floor

San Francisco, CA 94105

T: (415) 284-7510

E-mail: mhourigan@fortress.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

                 Ellen N. Ching, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

            eching@paulweiss.com

if to any Seller in Seller Group C:

c/o Baobob Advisors - PE Fortress

ATTN: Tracy Fojas

1345 Avenue of the Americas 45th Floor

New York, NY 10105

T: (212) 479-3172

F: (212) 479-3179

E:mail: tfojas@fortress.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Ariel J. Deckelbaum, Esq.

                 Ellen N. Ching, Esq.

Facsimile: (212) 757-3990

Email: ajdeckelbaum@paulweiss.com

            eching@paulweiss.com

(b) Any party hereto may change its address or facsimile number for the purpose of this Section 10.9 by giving the other party written notice of its new information in the manner set forth above.

10.10 Cooperation. The parties hereto agree to cooperate with the other parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any of them to evidence or reflect the Unit Purchases and the other Transactions and to carry out the intent and purposes of this Agreement.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of the arbitrators or a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12 Remedies. The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by a party of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The parties hereby waive any requirement for the securing or posting of any bond in connection with any such remedy. Without limiting the generality of the foregoing, each Seller, on the one hand, and Parent, on the other hand, shall be entitled to specific performance of each covenant and obligation of any Seller or Parent, as applicable, contained in this Agreement, including the parties’ obligations to consummate the Unit Purchases and the other Transactions and the parties’ obligations contained in Section 6.

10.13 Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach, of this Agreement, including, any representation or warranty made or alleged to have been made in, in connection with or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a party hereto (including, (a) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, assignee, attorney or representative of, and any financial advisor or lender to (all above-described Persons in this sub-clause (a), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (b) any Affiliated Persons of such Affiliated Persons (the Persons in sub-clauses (a) and (b), together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties”) will have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory under this Agreement. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event will any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Legal Proceeding under any Recourse Theory against any Non-Party. For the avoidance of doubt, it is expressly agreed and understood that nothing contained herein shall limit the Company’s remedies under the Equity Commitment Letter or Guarantee.

10.14 Parties in Interest. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any Persons (including the members of the Company, any Fund or Client or any other Person), other than the parties hereto and their respective successors and permitted assigns, and in the case of any party that is an individual, his respective heirs, executors and administrators. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15 Construction

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections”, “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement, unless otherwise specified; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) Unless otherwise specifically indicated, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

(f) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Annexes and Exhibits are to Sections, Annexes and Exhibits of this Agreement unless otherwise specified. All Exhibits and Annexes annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The phrase “ordinary course of business” means, with respect to the Acquired Companies, the ordinary course of business, consistent with past practices of the Acquired Companies, and with respect to any other Person, the ordinary course of business consistent with past practices of such Person, in each case, in all material respects. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

10.16 Limited Guaranty; Support Letters. For the avoidance of doubt, if and to the extent Parent would be prevented under the express terms of Article 7 of this Agreement from relying on any condition if Parent were in breach of, or had otherwise not complied with, its obligations under the provisions of this Agreement or the Merger Agreement, which are also binding on Sponsor pursuant to Section 12 of the Guarantee or any Applicable Investor pursuant to its Support Letter, Parent shall also be so prevented from relying on any such condition if and to the extent Sponsor is in breach of, or has not otherwise complied with, its corresponding obligations under Section 12 of the Guarantee and/or such Applicable Investor is in breach of, or has otherwise not complied with, its corresponding obligations in its Support Letter.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARENT:

SB FOUNDATION HOLDINGS LP

By:	SB FOUNDATION HOLDINGS GP, LLC, its general partner

By:	SOFTBANK GROUP CORP.,
its sole member

By:	/s/ Masayoshi Son
Name: Masayoshi Son
Title: Chairman & CEO

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

BUYERS:

FIG ASSET CO. LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

FIG CORP.

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

COMPANY:

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

SELLERS:

/s/ Peter L. Briger, Jr.
PETER L. BRIGER, JR.

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

WAINSCOTT HOLDINGS, LLC

By:	/s/ Peter L. Briger, Jr.
Name: Peter L. Briger, Jr.
Title: Manager

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

J.P. MORGAN TRUST COMPANY OF DELAWARE, AS TRUSTEE OF THE PETER L. BRIGER, JR. 2017 CHILDREN’S TRUST

By:	/s/ Jena L. Boccetti
Name: Jena L. Boccetti
Title: Vice President

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

FAMILY TRUST C/U PETER L. BRIGER, JR. 2008 ANNUITY TRUST

/s/ Matthew Briger
Matthew Briger, as trustee of the Family Trust c/u Peter L. Briger, Jr. 2008 Annuity Trust

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

FAMILY TRUST C/U PETER L. BRIGER, JR. 2010 ANNUITY TRUST

/s/ Matthew Briger
Matthew Briger, as co-trustee of the Family Trust c/u Peter L. Briger, Jr. 2010 Annuity Trust

/s/ Christina Tanona
Christina Tanona, as co-trustee of the Family Trust c/u Peter L. Briger, Jr. 2010 Annuity Trust

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

/s/ Wesley R. Edens
WESLEY R. EDENS

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

FAMILY TRUST UNDER ARTICLE V OF THE WESLEY R. EDENS 2011 ANNUITY TRUST AGREEMENT

By:	/s/ Wesley R. Edens
Wesley R. Edens, as Trustee

By:	/s/ Lynn M. Edens
Lynn M. Edens, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

THE WESLEY R. EDENS 2015 ANNUITY TRUST

By:	/s/ Wesley R. Edens
Wesley R. Edens, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

THE WESLEY R. EDENS 2016 ANNUITY TRUST

By:	/s/ Wesley R. Edens
Wesley R. Edens, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

/s/ Randal A. Nardone
RANDAL A. NARDONE

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

FAMILY TRUST UNDER ARTICLE V OF THE RANDAL A. NARDONE 2011 ANNUITY TRUST AGREEMENT #2

By:	/s/ Randal A. Nardone
Randal A. Nardone, as Trustee

By:	/s/ Melani Nardone
Melani Nardone, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

THE RANDAL A. NARDONE 2012 ANNUITY TRUST #1

By:	/s/ Randal A. Nardone
Randal A. Nardone, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

THE RANDAL A. NARDONE 2015 ANNUITY TRUST

By:	/s/ Randal A. Nardone
Randal A. Nardone, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

THE RANDAL A. NARDONE 2016 ANNUITY TRUST

By:	/s/ Randal A. Nardone
Randal A. Nardone, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]

THE RANDAL A. NARDONE 2016 ANNUITY TRUST #2

By:	/s/ Randal A. Nardone
Randal A. Nardone, as Trustee

[SIGNATURE PAGE TO FOUNDERS AGREEMENT]